The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

FILED PURSUANT TO
RULE 424(B)(5)
REGISTRATION NO: 333-133646
333-133646-01

Subject to Completion

Preliminary Prospectus Supplement dated May 31, 2006

P R O S P E C T U S    S U P P L E M E N T

(To prospectus dated April 28, 2006)

                 Trust Preferred Securities

Torchmark Capital Trust III

        % Trust Originated Preferred Securities® (“TOPrS®”)

(Liquidation Amount $25 per TOPrS)

Guaranteed to the Extent Described in this Prospectus Supplement and the Accompanying Prospectus, by

Each TOPrS will have a stated liquidation amount of $25 and will represent a beneficial interest in the assets of Torchmark Capital Trust III (“Capital Trust III”), a Delaware statutory trust. Distributions on the TOPrS will be cumulative and will be payable quarterly, beginning on                     , 2006 at a rate of         % of the stated liquidation amount per year, or approximately $             per TOPrS per year. Torchmark Corporation (“Torchmark”), a Delaware corporation, will own all the common securities issued by Capital Trust III.

Torchmark will guarantee the payments of the distributions on the TOPrS to the extent described in this prospectus supplement and the accompanying prospectus.

The assets of Capital Trust III will consist solely of Torchmark’s junior subordinated debentures maturing on                     , 2046 (the “debentures”). Torchmark will pay interest on the debentures at the rate of         % per year on                     ,                     ,                      and                          of each year, beginning on                     , 2006, except that it may defer interest payments as described in this prospectus supplement. Any deferred interest on the debentures will accrue additional interest at an annual rate of         %, compounded quarterly, to the extent permitted by law. If Torchmark defers interest payments on the debentures, Capital Trust III will defer distribution payments on the TOPrS for the same deferral period. Any deferred distributions on the TOPrS will accumulate additional distributions at an annual rate of         %, compounded quarterly, to the extent permitted by law.

Torchmark may redeem the debentures in whole or in part at any time on or after                     , 2011, and at other times described in this prospectus supplement. The redemption price will be equal to the unpaid principal amount of the debentures being redeemed, plus any accrued and unpaid interest to but excluding the date of redemption. If the debentures are redeemed, Capital Trust III will redeem an amount of TOPrS and common securities having a combined liquidation amount equal to the principal amount of debentures being redeemed.

The TOPrS have been approved for listing on the New York Stock Exchange under the symbol “TMK PrA.” Torchmark expects trading to commence within 30 days after the TOPrS are first issued.

Investment in the TOPrS involves risks. See “ Risk Factors” beginning on page S-6 of this prospectus supplement and in Torchmark’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference.

	Per TOPrS	Total
Public offering price (1)	$	$
Underwriting commission to be paid by Torchmark Corporation	$	$
Proceeds, before expenses, to Torchmark Capital Trust III (2)	$	$

(1)	Plus accumulated distributions from , 2006, if settlement occurs after that date.
(2)	Expenses of the offering will be paid by Torchmark Corporation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The TOPrS will be ready for delivery in book-entry form through The Depository Trust Company on or about                     , 2006.

Merrill Lynch & Co.	UBS Investment Bank	Wachovia Securities

Morgan Keegan & Company, Inc.	SunTrust Robinson Humphrey	Wells Fargo Securities

The date of this prospectus supplement is                     , 2006.

“Trust Originated Preferred Securities” and “TOPrS” are registered service marks of Merrill Lynch & Co., Inc.

Prospectus Supplement

Prospectus

i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important information about Torchmark, Capital Trust III and this offering. It does not contain all of the information that is important to you in connection with your decision to invest in the TOPrS. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.

Torchmark Corporation

Torchmark is an insurance holding company that provides protection life and supplemental health insurance and related products. Torchmark was incorporated in Delaware on November 29, 1979. It is the ultimate parent company of Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, United Investors Life Insurance Company, and American Income Life Insurance Company. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income provides supplemental life insurance to labor union members. Liberty National, one of the oldest traditional insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a provider of Medicare supplement health insurance since 1966.

Torchmark’s principal executive offices are located at 3700 South Stonebridge Drive, McKinney, Texas 75070, and its telephone number is (972) 569-4000. Unless the context otherwise indicates, the terms “Torchmark,” “we,” “us” or “our” means Torchmark Corporation and its consolidated subsidiaries.

Torchmark Capital Trust III

Capital Trust III is a Delaware statutory trust. Capital Trust III exists solely to:

•	issue and sell its TOPrS to the public;

•	issue and sell its common securities to us;

•	use the proceeds from the sales of its TOPrS and common securities to purchase the debentures from us;

•	distribute cash payments it receives from us on the debentures to the holders of the TOPrS and common securities; and

•	engage in only those other activities that are incidental to those purposes.

Five trustees will manage Capital Trust III. The Bank of New York Trust Company, N.A., will act as the property trustee, The Bank of New York (Delaware) will act as the Delaware trustee and three of our officers will act as the regular trustees. The principal offices and telephone number of Capital Trust III are the same as ours.

Recent Developments

Proposed Offering of Senior Notes

We intend to offer to the public in the second quarter of 2006 a new series of senior notes in an aggregate principal amount of up to $250,000,000. We intend to use the net proceeds from the sale of the senior notes for general working capital purposes and the possible refunding of callable and maturing securities.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description, see “Description of the TOPrS,” “Description of the Junior Subordinated Debentures” and “Description of the TOPrS Guarantee” in this prospectus supplement and “Description of Trust Preferred Securities,” “Description of Debt Securities” and “Description of Trust Preferred Securities Guarantees” in the accompanying prospectus.

Issuer	Torchmark Capital Trust III

Securities Offered

        % TOPrS in denomination of $25 each and with an aggregate liquidation amount of $                        . Each TOPrS will represent an undivided beneficial ownership interest in the assets of Capital Trust III. Each TOPrS will entitle its holder to receive quarterly distributions as described below.

Capital Trust III will invest the proceeds of the sale of the TOPrS and common securities in an equivalent amount of our debentures. Capital Trust III will use payments it receives on the debentures to make corresponding payments on the TOPrS and common securities. We will guarantee payments on the TOPrS to the extent described below.

Distributions

Holders of the TOPrS will be entitled to receive cumulative cash distributions at an annual rate of         %. Distributions on the TOPrS will accumulate from the date of issuance, and will be paid quarterly in arrears on                     ,                     ,                      and                      of each year, beginning                     , 2006, unless they are deferred as described below.

Distribution Deferral

We can, on one or more occasions, defer the quarterly interest payments on the debentures for up to 20 consecutive quarterly periods, unless we are in default in the payment of interest on the debentures. In other words, we may declare at our discretion up to a five-year interest payment moratorium on the debentures and may choose to do so on more than one occasion. We may also elect to shorten the length of any deferral period. Interest payments cannot be deferred, however, beyond the maturity date of the debentures, nor can we begin a new interest deferral period until we have paid all accrued interest on the debentures from the previous interest deferral period, including additional interest accrued on deferred interest. If we defer interest payments on the debentures, Capital Trust III will also defer distributions on the TOPrS. Any deferred interest on the debentures will accrue additional interest at an annual rate of         %, compounded quarterly, to the extent permitted by law, and, as a result, any deferred distributions on the TOPrS will accumulate additional distributions at an annual rate of         %, compounded quarterly, to the extent permitted by law.

During any period in which we defer interest payments on the debentures, we will not do any of the following, with certain limited exceptions:

•	declare or pay any dividends or distributions on our capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock;

•	make any interest, principal or premium payment on, or repay, repurchase or redeem, any debt securities that rank equally with or junior to the debentures; or

•	make any guarantee payments with respect to any debt securities of any of our subsidiaries that rank equally with or junior to the debentures.

If we defer payments of interest on the debentures, the debentures will be treated at that time as being issued with original issue discount for United States federal income tax purposes. This means you would be required to include accrued interest in your gross income for United States federal income tax purposes even though you will not be receiving any cash distributions. For more information about the tax consequences you may have if payments of distributions are deferred, see “United States Federal Income Tax Consequences—Potential Extension of Interest Payment Period and Original Issue Discount.”

We have no current intention of exercising our right to defer interest payments on the debentures.

Redemption	Capital Trust III will redeem all of the outstanding TOPrS when the debentures are repaid at maturity. The debentures are scheduled to mature on , 2046.

In addition, if we redeem any debentures, Capital Trust III will use the cash it receives on the redemption of the debentures to redeem a like amount of TOPrS and common securities having a combined liquidation amount equal to the principal amount of debentures being redeemed. We can redeem the debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest to but excluding the date of redemption:

•	on or after , 2011, in whole at any time or in part from time to time; and

•	prior to , 2011, in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event.

Liquidation Distribution Upon Dissolution	Upon any dissolution, winding-up or liquidation of Capital Trust III involving the liquidation of the debentures, the holders of the TOPrS will be entitled to receive, out of assets held by Capital Trust III, subject to the rights of creditors of Capital Trust III, if any, distributions in an amount equal to the aggregate stated liquidation amount of $25 per TOPrS, plus accumulated and unpaid distributions to the date of payment. Capital Trust III will not make this distribution if the debentures have been distributed to the holders of the TOPrS as described under “Description of the TOPrS—Distribution of Debentures.”

Guarantee

We will fully and unconditionally guarantee the payments of all amounts due on the TOPrS to the extent Capital Trust III has funds legally available for payment of such distributions. The guarantee does not cover payments when Capital Trust III does not have legally available funds to make payments on the TOPrS. In other words, if we do not make a payment on the debentures, Capital Trust III will not have sufficient funds to make payments on the TOPrS, and the guarantee will not obligate us to make those payments on Capital Trust III’s behalf.

Conditional Right to Shorten Maturity

If adverse changes in tax law occur, we will have the right, prior to the dissolution of Capital Trust III, to shorten the maturity of the debentures. We may only shorten the maturity enough so that the interest paid on the debentures will continue to be tax deductible. The shortened term of the debentures may not be less than 15 years from the date of their original issuance.

Ranking

Capital Trust III’s TOPrS will generally rank equally with its common securities in priority of payment. Capital Trust III will make payments on the TOPrS and common securities based on a proportionate allocation of the payments it receives on the debentures, except in the case of an event of default, in which case the TOPrS will rank senior to the common securities.

Our obligations under the debentures and the guarantee will be unsecured and will rank subordinate and junior in priority of payment to all of our current and future senior indebtedness, liabilities and obligations. As of March 31, 2006, we had $542,000,000 (par value) of senior indebtedness outstanding. Our obligations under the debentures and the guarantee will rank equally with our junior subordinated debt underlying the existing trust preferred securities of Torchmark Capital Trust I and Torchmark Capital Trust II and guarantees by us of such trust preferred securities. As of March 31, 2006, we had outstanding $154,639,175 in aggregate principal amount of junior subordinated debentures underlying trust preferred securities that have been issued by Torchmark Capital Trust I and Torchmark Capital Trust II. Our obligations under the debentures and the guarantee will be effectively subordinate to all current and future indebtedness and other liabilities of our subsidiaries.

Use of Proceeds	Capital Trust III will invest all of the proceeds from the sale of the TOPrS in the debentures. We intend to use the net proceeds from the sale of the debentures for general working capital purposes and the possible refunding of callable and maturing securities.

Ratings

We expect that, upon initial issuance, the TOPrS will be rated “    ” by Standard & Poor’s Ratings Group (“Standard & Poor’s”) and “        ” by Moody’s Investors Service, Inc. (“Moody’s”). On February 17, 2006, Standard & Poor’s placed our ratings on negative outlook. Additionally, on May 12, 2006, Moody’s downgraded our corporate credit rating to Baa1 from A3. At the time, Moody’s stated that its action reflected adjustments in its criteria for the business diversity of insurance companies rather than a change in our business outlook. Moody’s simultaneously downgraded the trust preferred ratings of Torchmark Capital Trusts I and II from Baa1 to Baa2. Ratings reflect only the rating agencies’ views and are not recommendations to buy, sell or hold the TOPrS.

Form of TOPrS

The TOPrS will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your TOPrS and the TOPrS will not be registered in your name. Rather, your broker will maintain your position in the TOPrS.

Listing of the TOPrS	The TOPrS have been approved for listing on the New York Stock Exchange under the symbol “TMK PrA.” Torchmark expects trading to commence within 30 days after the TOPrS are first issued.

Risk Factors

Your investment in the TOPrS will involve risks. You should carefully consider the discussion of risks under “Risk Factors” and in Part 1A of our Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference, and the other information in this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein and therein, before deciding to make an investment in the TOPrS.

RISK FACTORS

An investment in the TOPrS involves a number of risks. You should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in the prospectus, about risks concerning the TOPrS, before buying any TOPrS.

Because Capital Trust III will rely on the payments it receives on the debentures to fund all payments on the TOPrS, and because Capital Trust III may distribute the debentures in exchange for the TOPrS, you are making an investment decision with regard to the debentures as well as the TOPrS. You should carefully review the information in this prospectus supplement and the accompanying prospectus about both of these securities and the guarantee before making an investment decision.

Holders of our senior indebtedness will get paid before we make payments on the debentures and the guarantee.

Our obligations under the debentures and the guarantee will be unsecured and will rank subordinate and junior in priority of payment to all of our current and future senior indebtedness, liabilities and obligations. As of March 31, 2006, we had $542,000,000 (par value) of senior indebtedness outstanding. Our obligations under the debentures and the guarantee will rank equal to our junior subordinated debt underlying the existing trust preferred securities of Torchmark Capital Trust I and Torchmark Capital Trust II and guarantees by us of such trust preferred securities. As of March 31, 2006, we had outstanding $154,639,175 in aggregate principal amount of junior subordinated debentures underlying trust preferred securities that have been issued by Torchmark Capital Trust I and Torchmark Capital Trust II. Our obligations under the debentures and the guarantee will be effectively subordinate to all current and future indebtedness and other liabilities of our subsidiaries.

The TOPrS, the debentures and the guarantee do not limit our ability to incur additional indebtedness, liabilities and obligations, including indebtedness, liabilities and obligations that rank senior to the debentures and the guarantee.

If we do not make payments on the debentures, Capital Trust III will not be able to make distributions and other payments on the TOPrS and the guarantee will not apply.

The ability of Capital Trust III to timely pay amounts due on the TOPrS depends solely upon our making the related payments on the debentures when due. If we default on our obligation to pay principal of or interest on the debentures, Capital Trust III will not have sufficient funds to pay distributions on, or the $25 liquidation amount of, the TOPrS.

In that case, you will not be able to rely upon the guarantee for payment because the guarantee only applies if we make the corresponding payment of principal or interest on the debentures. Instead, you or the property trustee will have to bring a legal action against us to enforce the property trustee’s rights under the indenture relating to the debentures.

Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations as well as the liquidity and market value of the TOPrS.

The credit quality of our debt instruments and capital securities are rated by various rating agencies. These ratings indicate the rating agencies’ assessment of our ability to pay interest, distributions and principal on these securities when due. The lower the rating, the higher the interest cost of the securities when they are sold. If any of our ratings were to fall to a level that is below investment grade (Ba1 or lower for Moody’s, BB+ or lower for Fitch, Inc., BB+ or lower for Standard & Poor’s or bb+ or lower for A.M. Best Company), our ability to issue long-term debt, commercial paper, trust preferred securities or other securities, or to market those securities, would be impaired or made more difficult. In addition, the liquidity and market value of the TOPrS may be affected.

The chart below presents the credit ratings for our debt instruments and outstanding trust preferred securities as of May 30, 2006:

	Standard & Poor’s	Fitch	Moody’s	A.M. Best
Commercial Paper	A-1	F1	P-2	AMB-1
Funded Debt	A+	A	Baa1	a
Trust Preferred Securities	A-	A-	Baa2	a-

We expect that upon initial issuance, the TOPrS will be rated “        ” by Standard & Poor’s and “        ” by Moody’s. On February 17, 2006, Standard & Poor’s placed our ratings on negative outlook. Additionally, on May 12, 2006, Moody’s downgraded our corporate credit rating to Baa1 from A3. At the time, Moody’s stated that its action reflected adjustments in its criteria for the business diversity of insurance companies rather than a change in our business outlook. Moody’s simultaneously downgraded the trust preferred securities ratings of Torchmark Capital Trusts I and II from Baa1 to Baa2.

Rating agencies also periodically review the financial performance and condition of insurers, including our insurance subsidiaries. A downgrade in the ratings of our insurance subsidiaries could adversely affect their ability to sell their products and their ability to compete for attractive acquisition opportunities. Accordingly, a downgrade in the ratings of our insurance subsidiaries could adversely affect our ability to compete.

Rating agencies assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company’s control. We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant.

Any downgrade by Moody’s or Standard & Poor’s in our non-credit-enhanced, senior unsecured long-term debt rating would, under the terms of our revolving credit facility, result in an increase in our borrowing costs under that credit facility. Any downgrade could have a material adverse effect on our business, financial condition and results of operations.

You may not be able to enforce your rights against us directly if an event of default occurs; you may have to rely on the property trustee to enforce your rights.

You will not always be able to directly enforce rights against us if an event of default occurs.

If an event of default under the debentures occurs and is continuing, that event will also be an event of default under the TOPrS. In that case, you may have to rely on the property trustee, as the holder of the debentures, to enforce its rights against us.

You may bring a legal action against us directly only in the following circumstances:

•	If the holders of a majority in liquidation amount of the TOPrS direct the property trustee to enforce its rights under the indenture but it does not enforce its rights as directed, you may bring a legal action to enforce the property trustee’s rights.

•	If an event of default under the trust declaration occurs because of our failure to pay interest or principal on the debentures, you may bring a legal action against us directly.

Distributions on the TOPrS could be deferred; you may have to include interest in your taxable income before you receive cash.

It is possible that you will not receive cash distributions on the TOPrS for one or more periods of up to 20 consecutive quarters each. If this occurs, you will have to include accrued interest in your income for United States federal income tax purposes before you actually receive corresponding cash distributions.

As long as we are not in default on the payment of interest on the debentures, we can defer interest payments on the debentures one or more times for up to 20 consecutive quarters, but not beyond the maturity date of the debentures. During a deferral period, Capital Trust III would defer distributions on the TOPrS in a corresponding amount. At the end of any deferral period, if all amounts then due on the debentures, including additional interest on deferred interest, have been paid, we may elect to begin a new deferral period.

If we defer interest payments and Capital Trust III defers distributions on the TOPrS, you will have to accrue interest income (including additional interest, if any, accrued on the deferred interest) for United States federal income tax purposes on your proportionate share of the deferred interest on the debentures. As a result, beginning at the time of the deferral you would have to include that accrued interest in your gross income for United States federal income tax purposes before you actually received any cash attributable to that income. In addition, you would not receive the cash related to that income from Capital Trust III if you disposed of your TOPrS before the record date for any deferred distribution, even if you held the TOPrS on the date that the payments would normally have been made but for our election to defer.

Although we have no current intention of exercising our right to defer payments of interest, such a deferral may adversely affect the market price of the TOPrS and if you sell your TOPrS at such time you may not receive the same return on investment as someone who continues to hold the TOPrS.

The TOPrS may be redeemed prior to maturity; you may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return.

If an adverse change in tax or investment company law occurs and is continuing, we may be able to redeem the debentures in whole, but not in part, within 90 days following the occurrence of the event. We may also redeem the TOPrS in whole or in part on one or more occasions at our option on or after                     , 2011.

If the debentures are redeemed, the TOPrS will be redeemed at a redemption price equal to the $25 liquidation amount per TOPrS, plus accumulated and unpaid distributions to the redemption date. Under current United States federal income tax law, early redemption of the TOPrS would be a taxable event to you.

In addition, you may not be able to reinvest the money you receive upon redemption at a rate that is equal to or higher than the rate of return you received on the TOPrS.

The debentures may be distributed to the holders of the TOPrS and the debentures may trade at a lower price than what you paid for the TOPrS.

If we dissolve Capital Trust III before the maturity of the debentures, the property trustee will distribute the debentures to the holders of the TOPrS and common securities in liquidation of Capital Trust III.

We cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive upon a distribution, or the TOPrS you hold pending the distribution, may trade at a lower price than what you paid to purchase the TOPrS.

Although we have agreed to use our reasonable best efforts to list the debentures on the New York Stock Exchange or any other exchange on which the TOPrS are then listed if this occurs, we cannot assure you that the New York Stock Exchange will approve the debentures for listing or that a trading market will exist for the debentures.

Under current United States federal income tax law, the distribution of debentures upon the termination of Capital Trust III would generally not be taxable to you. If, however, Capital Trust III is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the liquidation, the distribution of the debentures would be taxable to you.

We may shorten the maturity of the debentures, which will result in early redemption of the TOPrS; you may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return.

Upon the occurrence and continuation of an adverse tax event, we may, instead of redeeming the debentures, shorten the stated maturity of the debentures to a date that is not less than 15 years from the date of original issuance. In that event, the redemption date for the TOPrS will be correspondingly shortened.

Under current United States federal income tax law, the redemption of the TOPrS for cash on the new maturity date would be a taxable event to you.

In addition, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the TOPrS.

If you sell your TOPrS before the record date for a distribution payment, you will have to include accrued but unpaid distributions in your taxable income.

The TOPrS may trade at prices that do not fully reflect the value of accrued but unpaid interest on the underlying debentures.

If you dispose of your TOPrS before the record date for a distribution payment, you will have to treat a portion of your proceeds from the disposition as ordinary income for United States federal income tax purposes in an amount equal to the accrued but unpaid interest on your proportionate share of the debentures through the date of your disposition, even though the amount you receive for your TOPrS may not fully reflect the value of any accrued but unpaid interest at the time of the disposition.

Upon the sale of your TOPrS you will recognize a capital loss if the amount you receive is less than your adjusted tax basis in the TOPrS. Normally, you may not apply capital losses to offset ordinary income for United States federal income tax purposes.

We will control Capital Trust III and your voting rights will be very limited; your interests may not be the same as our interests.

If you purchase the TOPrS, you will have limited voting rights as set forth under “Description of TOPrS—Voting Rights.” In addition, we can, as the sole holder of the common securities of Capital Trust III, replace or remove any of the trustees of Capital Trust III without obtaining consent from the holders of the TOPrS.

The TOPrS may be classified as common equity by the Securities Valuation Office (“SVO”) of the National Association of Insurance Commissioners (“NAIC”).

The SVO has recently classified certain hybrid securities that are similar to the TOPrS offered hereby as common equity for purposes of calculating the statutory risk-based capital requirements of U.S. insurance companies that hold such TOPrS. The SVO will not provide an official designation of the security-type of the TOPrS offered hereby unless and until an insurance company subject to regulation by a U.S. state insurance department purchases the TOPrS, reports them to the SVO and the SVO receives and reviews the final, executed documentation related to the TOPrS and publishes its final NAIC Designation in the Valuations of Securities CD-ROM or in some other forum which serves as the official expression from the NAIC. Accordingly, no assurances can be given that the TOPrS will not be classified as common equity. A designation of the TOPrS as common equity could adversely impact the secondary trading market for the TOPrS and the market price of the TOPrS.

An active trading market for the TOPrS may not develop.

The TOPrS constitute a new issue of securities with no established trading market. Although the TOPrS have been approved for listing on the New York Stock Exchange, a listing does not guarantee that a trading market for the TOPrS will develop or, if a trading market for the TOPrS does develop, the depth of that market and the ability of holders to sell their TOPrS easily.

If a trading market for the TOPrS does develop, the market price of the TOPrS will be influenced by a number of factors, many of which are unpredictable and outside of our control.

If a trading market for the TOPrS does develop, a number of factors will influence the trading price of the TOPrS, including, without limitation:

•	interest and yield rates in the market;

•	the time remaining to the maturity of the TOPrS;

•	our creditworthiness;

•	whether we have exercised our right to defer interest on the debentures; and

•	supply and demand for the TOPrS as a result of regulatory classification determinations relating to the TOPrS by the NAIC.

Some or all of these factors will likely influence the price that you will receive if you sell your TOPrS prior to the maturity date. If you sell your TOPrS in the secondary market, you may not be able to obtain a price equal to the liquidation amount of the TOPrS or to the price that you paid for your TOPrS.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the information incorporated by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. For a discussion of factors that could cause actual results to differ, please see the discussion under “Risk Factors” contained in this prospectus supplement and in other information contained in our publicly available SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2005. You are cautioned not to place undue influence on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

USE OF PROCEEDS

Capital Trust III will use the proceeds received from the sale of the TOPrS to purchase junior subordinated debentures from us. We will use the net proceeds from the sale of the debentures for general corporate purposes, including but not limited to possible the refunding of callable and maturing securities. Our offering expenses, not including underwriting discounts and commissions, are estimated to be $560,000.

CAPITALIZATION

The following table presents our short-term debt and total capitalization on a consolidated basis at March 31, 2006, and as adjusted to give effect to the consummation of the offering of the TOPrS. You should read the following table in conjunction with the detailed information and financial statements appearing in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2006
	Actual	As Adjusted
	(unaudited)	(unaudited)
	(amounts in thousands)
Short-term debt	$469,362	$469,362

Long-term debt(1)	353,131
Junior Subordinated Debentures(2)	154,639
Shareholders’ Equity	3,224,414	3,224,414

Total capitalization	$3,732,184	$

(1)	We intend to offer to the public in the second quarter of 2006 a new series of senior notes in the aggregate principal amount of up to $250,000,000. We intend to use the net proceeds from the sale of the senior notes for general working capital purposes and the possible refunding of callable and maturing securities. The “As Adjusted” column of this table does not give effect to the issuance of the senior notes.
(2)	Included in “Due to affiliates” on Torchmark’s Consolidated Balance Sheets.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents our ratio of earnings from continuing operations to combined fixed charges and preferred stock dividends for each of the five years ended December 31, 2005 and the three months ended March 31, 2006.

	Year Ended December 31,					Three months ended March 31, 2006
	2001	2002	2003	2004	2005
Ratio of earnings to combined fixed charges and preferred stock dividends: (unaudited)
Excluding interest credited on deposit products	14.2x	10.8x	12.3x	13.4x	12.7x	12.2x
Including interest credited on deposit products	6.1x	6.1x	6.2x	6.9x	6.8x	6.8x

For purposes of computing these ratios, “earnings” represent consolidated income from continuing operations before income taxes and fixed charges. “Combined fixed charges” represent interest expense, including interest credited on deposit products where indicated, and that portion of rental expense deemed representative of the interest factor. The denominator is increased for preferred stock dividend requirements which represent the amount of pre-tax earnings required to cover such dividend requirements.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following selected consolidated financial data should be read together with our most recent Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the three months ended March 31, 2006, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected consolidated financial data for the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005 are derived from our audited consolidated financial statements. The selected consolidated financial data for the three months ended March 31, 2005 and 2006 are derived from our unaudited consolidated financial statements. The results for the interim periods are not necessarily indicative of the results to be expected for an entire year.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Amounts in thousands except per share and percentage data)
Consolidated Statement of Operations Data:
Premium revenue:
Life	$380,869	$363,283	$1,468,288	$1,395,490	$1,310,373	$1,220,688	$1,144,499
Health	316,080	267,310	1,014,857	1,048,666	1,034,031	1,019,120	1,010,753
Other	5,728	6,114	24,929	27,744	31,379	39,225	59,917
Total	702,677	636,707	2,508,074	2,471,900	2,375,783	2,279,033	2,215,169
Net investment income	153,389	149,176	603,068	577,035	557,670	518,978	491,880
Realized investment gains (losses)	(6,196)	(3,128)	280	22,216	(3,274)	(38,722)	(1,255)
Total revenue	857,008	782,994	3,125,910	3,071,542	2,930,998	2,761,409	2,708,269
Net income from continuing operations	120,274	117,843	495,390	475,718	430,141	383,433	386,377
Net income	120,274	117,843	495,390	468,555	430,141	383,433	356,513
Per common share:
Basic earnings:
Net income from continuing operations	1.17	1.11	4.73	4.32	3.75	3.19	3.09
Net income	1.17	1.11	4.73	4.26	3.75	3.19	2.85
Diluted earnings:
Net income from continuing operations	1.16	1.09	4.68	4.25	3.73	3.18	3.07
Net income	1.16	1.09	4.68	4.19	3.73	3.18	2.83
Cash dividends paid	0.11	0.11	0.44	0.44	0.38	0.36	0.36
Basic average shares outstanding	102,643	106,421	104,735	110,106	114,837	120,259	125,135
Diluted average shares outstanding	103,521	108,278	105,751	111,908	115,377	120,669	125,861

Consolidated Balance Sheet Data:
Cash and invested assets	$9,232,818	$9,191,275	$9,410,695	$9,243,090	$8,702,398	$7,790,930	$7,108,086
Total assets	14,755,086	14,166,056	14,768,903	14,252,184	13,465,525	12,365,361	12,432,792
Short-term debt	469,362	220,821	381,505	170,354	182,448	201,479	204,037
Long-term debt(1)	507,770	690,044	507,902	694,685	698,042	700,630	685,348
Shareholders’ equity	3,224,414	3,282,065	3,432,768	3,419,844	3,240,099	2,851,453	2,497,127
Per diluted share	31.72	30.82	32.91	31.07	28.45	24.04	20.24
Effect of SFAS 115 on diluted equity per share(2)	1.10	3.05	2.50	3.62	3.39	1.58	(0.01)

Other Data:
Annualized premium in force:
Life	1,596,105	1,539,479	1,577,635	1,523,335	1,449,290	1,343,156	1,257,413
Health	1,212,574	1,035,678	1,026,410	1,056,451	1,064,428	1,030,482	1,042,643
Total	2,808,679	2,575,157	2,604,045	2,579,786	2,513,718	2,373,638	2,300,056
Basic shares outstanding	100,594	104,766	103,569	107,944	112,715	118,267	122,888
Diluted shares outstanding	101,665	106,482	104,303	110,075	113,887	118,598	123,354

(1)	Includes 7 3/4% Junior Subordinated Debentures reported as “Due to affiliates” on the Consolidated Balance Sheets at each year end in the amount of $154.6 million.
(2)	SFAS 115 is an accounting rule requiring fixed maturities to be revalued at fair value each period. The effect of SFAS 115 on diluted equity per share reflects the amount added (or deducted) under SFAS 115 to produce GAAP Shareholders’ equity per share. Please see the explanation and discussion under the caption Capital Resources in Management’s Discussion and Analysis in our Annual Report on Form 10-K for the year ended December 31, 2005 concerning the effect this rule has on our equity.

ACCOUNTING TREATMENT

For financial reporting purposes, we will treat Capital Trust III as a variable interest entity of Torchmark in accordance with Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities. Variable interest entities are only consolidated into the financial statements of companies who are considered to be primary beneficiaries. Because our interest in Capital Trust III is not variable, we are not the primary beneficiary and will not consolidate it. Instead, we will include our liability to Capital Trust III, the debentures, under the caption “Due to affiliates” on our Consolidated Balance Sheet. The TOPrS are liabilities of the variable interest entity and will not be reported on our Consolidated Balance Sheet. For financial reporting purposes, we will include interest payments to Capital Trust III as a component of interest expense in our Consolidated Statement of Operations. We will also include appropriate disclosures about the TOPrS, the debentures and the guarantee in the Notes to our Consolidated Financial Statements. Capital Trust III is not, and is not expected to become, subject to the information reporting requirements of the Securities Exchange Act of 1934.

DESCRIPTION OF THE TOPrS

The following, together with the section entitled “Description of Trust Preferred Securities” in the accompanying prospectus, is a description of the material terms of the TOPrS. You should also read the Amended and Restated Trust Declaration dated                     , 2006 (the “trust declaration”) among us, as sponsor, The Bank of New York Trust Company, N.A., as property trustee, The Bank of New York (Delaware), as Delaware trustee, and three of our officers, as regular trustees, the Delaware Statutory Trust Act and the Trust Indenture Act. We will file the trust declaration with the SEC prior to the sale of the TOPrS.

General

Capital Trust III will issue the TOPrS under the terms of the trust declaration. The trust declaration is qualified under the Trust Indenture Act. The terms of the TOPrS will include those stated in the trust declaration and the Delaware Statutory Trust Act and those made part of the trust declaration by the Trust Indenture Act.

The TOPrS will be limited to $                             million aggregate liquidation amount outstanding. The TOPrS will rank equal to, and payments will be made on the TOPrS on a proportional basis with, the common securities, except as described under “—Subordination of Common Securities”. The trust declaration does not permit Capital Trust III to issue any securities other than the TOPrS and common securities or to incur any indebtedness.

We will register the debentures in the name of the property trustee. The property trustee will hold the debentures in trust for the benefit of the holders of the TOPrS and common securities.

Distributions

Distributions on the TOPrS will be fixed at an annual rate of         % of the stated liquidation amount of $25 per TOPrS. Distributions on the TOPrS will be cumulative and will accumulate from                     , 2006 until but excluding the date the liquidation amount has been paid or duly made available for payment. Distributions are payable quarterly in arrears on                     ,                     ,                     and                      of each year, beginning                     , 2006. Distributions not paid when due will accumulate additional distributions at an annual rate of         % of the unpaid distributions, compounded quarterly.

The liquidation amount is the amount that you are entitled to receive (which may be paid in the form of a distribution of a like amount of debentures), plus accumulated but unpaid distributions, if Capital Trust III is dissolved and its assets are distributed to the holders of its securities. You are entitled to receive the amount from the assets of Capital Trust III available for distribution, after it has paid liabilities owed to its creditors. Accordingly, you may not receive the full liquidation amount and accumulated but unpaid distributions if Capital Trust III does not have enough funds.

The amount of distributions payable for any quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. For any period shorter than a full quarterly period, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed per 30-day month.

Funds available for distributions will be limited to payments received from Torchmark on the debentures.

Payment of Distributions

Capital Trust III will pay distributions on the TOPrS to holders as they appear on the books and records of Capital Trust III on the relevant record dates. As long as the TOPrS remain in book-entry only form, the record dates will be one business day before the relevant payment dates. If the TOPrS do not remain in book-entry only form, the record dates will conform to the rules of the securities exchange on which the TOPrS are listed, or, if none, will be 15 calendar days, whether or not a business day, before the relevant payment dates. At our option, we may pay interest by check mailed to the address of the persons entitled thereto.

Capital Trust III will pay distributions through the property trustee. The property trustee will hold amounts received from the debentures in the property account for the benefit of the holders of the TOPrS and common securities.

If distributions are payable on a day that is not a business day, then payment of that distribution will be made on the next day that is a business day, and without any interest or other payment for any delay. If, however, that business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the payment date.

A “business day” shall mean any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York, New York, are permitted or required by law to close.

Deferral of Distributions

As long as we are not in default on the payment of interest on the debentures, we have the right to defer payments of interest on the debentures at any time and from time to time by extending the interest payment period for a period (an “Extension Period”) not exceeding 20 consecutive quarters, but not beyond the maturity of the debentures. At the end of any deferral period, if all amounts then due on the debentures, including additional interest on deferred interest, have been paid, we may elect to begin a new deferral period.

As a consequence of any such deferral, Capital Trust III will defer payment of the quarterly distributions on the TOPrS. The distributions will continue to accumulate, with interest, as permitted by applicable law, at an annual rate of         %, compounded quarterly, during the Extension Period.

Subject to certain exceptions, if we defer interest payments on the debentures, we would be restricted from paying dividends on, or making purchases of, our capital stock and from making payments on our debt securities that rank equal or junior to the debentures. See “Description of the Junior Subordinated Debentures—Option to Extend Interest Payment Period” for more information regarding these restrictions.

If Capital Trust III defers distributions, the deferred distributions, including accumulated additional distributions, will be paid on the distribution payment date following the last day of the Extension Period to the holders of record for that distribution payment date.

We have no current intention of deferring payments of interest by extending the interest payment period on the debentures.

Redemption

When we repay or redeem some or all of the debentures, whether at maturity or upon earlier redemption, the property trustee will apply the proceeds from the repayment or redemption to redeem an amount of TOPrS and common securities having a combined liquidation amount equal to the principal amount of debentures being redeemed. The redemption price per security will equal the $25 liquidation amount, plus accumulated and unpaid distributions to but excluding the date of redemption.

If fewer than all the debentures are to be repaid or redeemed, then the aggregate liquidation amount of TOPrS and common securities to be redeemed will be allocated pro rata, or approximately 3% to the common securities and 97% to the TOPrS, except in the case of an event of default under the indenture. See “—Subordination of Common Securities.”

We will have the right to redeem the debentures:

•	on or after , 2011, in whole at any time or in part from time to time or

•	prior to , 2011, in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event, each as defined below.

A redemption of the debentures will cause a proportionate mandatory redemption of the TOPrS and common securities. See “Description of the Junior Subordinated Debentures—Redemption.”

“Tax Event” means that the regular trustees, or, if Capital Trust III has been dissolved at the time, an appropriate representative of the holders of the debentures, have received an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, or change, including any announced prospective change, in the laws, or any regulations under the laws, of the United States or any political subdivision or taxing authority affecting taxation; or

•	any judicial decision, official or administrative pronouncement or action interpreting or applying such laws or regulations (an “Administrative Action”),

in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which the amendment, change or Administrative Action is made known, which pronouncement or decision is announced, in each case, on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

(1) Capital Trust III is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to income accrued or received on the debentures,

(2) Capital Trust III is, or will be within 90 days of the date of the opinion of counsel, subject to more than a de minimis amount of taxes, duties or other governmental charges, except for withholding taxes, or

(3) interest paid in cash by us to Capital Trust III on the debentures is not, or within 90 days of the date of the opinion of counsel will not be, deductible, in whole or in part, by us for United States federal income tax purposes.

Notwithstanding the foregoing, a Tax Event does not include any change in tax law that requires us to defer taking a deduction for any original issue discount (“OID”) that accrues with respect to the debentures until the interest payment related to the OID is paid by us in cash if the change in tax law does not create more than an insubstantial risk that we will be prevented from taking a deduction for OID accruing on the debentures at a date that is no later than the date the interest payment related to the OID is actually paid by us in cash.

If an event described in clause (1) or (2) of the definition of “Tax Event” above has occurred and is continuing and Capital Trust III is the holder of all of the debentures, we will pay Additional Interest, as defined in “Description of the Junior Subordinated Debentures—Additional Interest” below, if any, on the debentures unless we elect to redeem the debentures.

“Investment Company Event” means that the regular trustees have received an opinion of independent counsel experienced in such matters that, as a result of the occurrence of a change, including any announced prospective change, in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of this prospectus supplement, there is more than an insubstantial risk that Capital Trust III is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940.

Redemption Procedures

Capital Trust III may not redeem fewer than all of the outstanding TOPrS unless it has paid all accumulated and unpaid distributions on all TOPrS for all quarterly distribution periods terminating on or prior to the date of redemption. Capital Trust III may redeem TOPrS only in an amount equal to the funds it has on hand and legally available to pay the redemption price.

The property trustee will give you notice of the redemption at least 30 but not more than 60 days before the date fixed for redemption. If Capital Trust III gives a notice of redemption, then, by 12:00 noon, New York City time, on the date of redemption, if the funds are available for payment, the property trustee will, for TOPrS held in book-entry form:

•	deposit irrevocably with The Depository Trust Company (“DTC”) funds sufficient to pay the applicable redemption price, and

•	give DTC irrevocable instructions and authority to pay the redemption price to the holders of the TOPrS.

With respect to TOPrS not held in book-entry form, if funds are available for payment, the property trustee will:

•	irrevocably deposit with the paying agent for the TOPrS funds sufficient to pay the applicable redemption price, and

•	give such paying agent irrevocable instructions and authority to pay the redemption price to the holders of TOPrS upon surrender of their certificates evidencing the TOPrS.

Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any TOPrS called for redemption will be payable to the holders on the relevant record dates.

Once notice of redemption is given and funds are deposited as required, then all rights of the holders of TOPrS called for redemption will cease, except the right to receive the redemption price, but without interest or other payment for the delay. At that time, those TOPrS will cease to be outstanding.

If any date fixed for redemption is not a business day, then payment of the redemption price will be made on the next day that is a business day, without any interest or other payment for the delay. If the next business day falls in the next calendar year, the payment will instead be made on the immediately preceding business day.

If payment of the redemption price for the TOPrS called for redemption is improperly withheld or refused and not paid, either by Capital Trust III or by us under the guarantee, then distributions on those TOPrS will continue to accumulate at the then applicable rate, from the date of redemption to the date of actual payment. In this case, the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

We or our affiliates may at any time and from time to time purchase outstanding TOPrS, by tender, in the open market or by private agreement, and may resell TOPrS.

If Capital Trust III is going to redeem fewer than all the TOPrS and common securities, then the aggregate liquidation amount of trust preferred and common securities to be redeemed will be allocated approximately 3% to the common securities and 97% to the TOPrS, except if an event of default has occurred. In such case, holders of TOPrS will be paid first. See “—Subordination of the Common Securities.” The property trustee will select the particular TOPrS to be redeemed on this pro rata basis not more than 60 days before the date of redemption by any method the property trustee deems fair and appropriate, or if the TOPrS are then held in book-entry form, in accordance with DTC’s customary procedures.

Distribution of Debentures

We will have the right at any time to liquidate Capital Trust III and cause the debentures to be distributed to the holders of the trust securities.

Upon distribution, if any, of the debentures, the TOPrS and common securities will no longer be outstanding. Certificates representing TOPrS will then represent debentures having:

•	a principal amount equal to the liquidation amount of the TOPrS;

•	an interest rate identical to the distribution rate of the TOPrS; and

•	accrued and unpaid interest equal to any accumulated and unpaid distributions on the TOPrS.

If debentures are distributed to holders of TOPrS upon termination of Capital Trust III, those debentures will be issued in denominations of $25 and integral multiples of $25 and will initially be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. It is anticipated that the depositary arrangements for the debentures would be substantially identical to those in effect for the TOPrS. See “—Book-Entry Procedures and Settlement.” There can be no assurances as to the market price of any debentures that may be distributed to the holders of TOPrS.

If the debentures are distributed, we will use our reasonable best efforts to list the debentures on the New York Stock Exchange or any other exchange on which the TOPrS are then listed.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, the TOPrS and common securities, will be made on a proportionate basis, based on the aggregate liquidation amounts of the TOPrS and common securities. However, if an event of default under the indenture or the guarantee has occurred and is continuing under the debentures, then no payments may be made on the common securities unless all unpaid amounts due on the TOPrS have been paid in full or provided for, as appropriate.

In the case of any event of default under the trust declaration resulting from an event of default under the indenture, the holder of the common securities will be deemed to have waived any right to act upon the event of default under the trust declaration until the effects of all events of default under the trust declaration regarding the TOPrS have been cured, waived or otherwise eliminated. See “Description of the Junior Subordinated Debentures—Events of Default.”

Until all events of default under the trust declaration regarding the TOPrS have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the TOPrS and not on behalf of the holder of the common securities, and only the holders of the TOPrS will have the right to direct the property trustee to act on their behalf.

Voting Rights

Except as described in this section, under the Delaware Statutory Trust Act and the Trust Indenture Act, under “Description of the TOPrS—Voting Rights; Amendment of Trust Declarations” and “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment” in the accompanying prospectus and as otherwise required by law and the trust declaration, the holders of the TOPrS will have no voting rights.

The holders of a majority in aggregate liquidation amount of the TOPrS have the right to:

(1) direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or

(2) direct the exercise of any trust or power conferred upon the property trustee under the trust declaration, including the right to direct the property trustee, as holder of the debentures, to

•	exercise the remedies available under the indenture with respect to the debentures,

•	waive any past event of default under the indenture that is waivable,

•	cancel an acceleration of the principal of the debentures, or

•	consent to any amendment, modification or termination of the indenture where such consent shall be required,

but if an event of default under the indenture has occurred and is continuing, then holders of 25% of the aggregate liquidation amount of the TOPrS may direct the property trustee to declare the principal of and interest on the debentures immediately due and payable. If, however, the indenture requires the consent of the holders of more than a majority in principal amount of the debentures (a “super-majority”), the property trustee must get approval of the holders of the same super-majority in liquidation amount of the TOPrS. In addition, before taking any of the foregoing actions, except for directing the time, method and place of conducting any proceeding for any remedy available to the property trustee, the property trustee must obtain an opinion of counsel from a firm qualified to give such opinion stating that the action would not cause Capital Trust III to be classified as other than a grantor trust for United States federal income tax purposes.

If the property trustee fails to enforce its rights under the debentures, you may bring a legal action against us directly to enforce the property trustee’s rights under the debentures.

Notwithstanding the foregoing, if an event of default under the trust declaration has occurred and is continuing and the event is attributable to our failure to pay interest or principal on the debentures when due, then you may bring a legal action against us directly for enforcement of payment to you of amounts owed on the debentures equal to the aggregate liquidation amount of your TOPrS (a “Direct Action”).

In a Direct Action initiated by you, our rights, as the holder of the common securities, to receive payments will be subrogated to your rights under the trust declaration by an amount equal to any payment made by us, as the issuer of the debentures, to you in the Direct Action that otherwise would have been paid to us as the holder of the common securities if the common securities had not been junior to the TOPrS in that event.

The holders of the TOPrS will not be able to exercise directly any other remedy available to the holders of the debentures.

If the consent of the property trustee, as the holder of the debentures, is required under the indenture for any amendment, modification or termination of the indenture or the debentures, the property trustee will:

•	request the direction of the holders of the TOPrS and common securities regarding the amendment, modification or termination; and

•	vote on the amendment, modification or termination as directed by a majority or super-majority, as applicable, in liquidation amount of the TOPrS and common securities voting together as a single class.

A waiver of an event of default under the indenture will constitute a waiver of the corresponding event of default under the trust declaration.

The procedures by which holders of TOPrS may exercise their voting rights are described immediately below under “—Book-Entry Procedures and Settlement.”

Book-Entry Procedures and Settlement

DTC will act as securities depositary for the TOPrS. Capital Trust III will issue one or more fully registered global securities in the name of Cede & Co (DTC’s nominee). These global securities will represent the total aggregate number of TOPrS. Capital Trust III will deposit these global securities with DTC or a custodian appointed by DTC. Capital Trust III will not issue certificates to you for the TOPrS that you purchase, unless DTC’s services are discontinued as described below.

Book-entry interests in the TOPrS may be transferred within DTC in accordance with procedures established for this purpose by DTC. Each person owning a beneficial interest in the TOPrS must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the TOPrS.

DTC has provided us and Capital Trust III with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase TOPrS within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the TOPrS on DTC’s records. You, as the actual owner of the TOPrS, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts TOPrS are credited.

You will not receive written confirmation from DTC of your purchases. The Direct or Indirect Participants through whom you purchased the TOPrS should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping accurate account of the holdings of their customers like you.

Transfers of ownership interests in the TOPrS held through Direct and Indirect Participants will be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the TOPrS in definitive form. These laws may impair the ability to transfer beneficial interests in the global securities representing the TOPrS.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

We and Capital Trust III understand that, under DTC’s existing practices, in the event that we or Capital Trust III requests any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under the trust declaration or the debentures, DTC would authorize the Direct Participants holding the relevant beneficial interests to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The property trustee, on behalf of Capital Trust III, will send redemption notices to Cede & Co. If less than all of the TOPrS are being redeemed, DTC will reduce each Direct Participant’s holdings of TOPrS in accordance with its procedures.

In those instances where a vote by the holders of the TOPrS is required, neither DTC nor Cede & Co. will itself consent or vote with respect to TOPrS. Under its usual procedures, DTC would mail an omnibus proxy to Capital Trust III as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the TOPrS are credited on the record date, which are identified in a listing attached to the omnibus proxy.

The property trustee, on behalf of Capital Trust III, will make distribution payments on the TOPrS directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, we, Capital Trust III, the trustees, the paying agent or any other agent of us or Capital Trust III.

DTC may discontinue providing its services as securities depositary with respect to the TOPrS at any time by giving reasonable notice to Capital Trust III. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the TOPrS. In that event, Capital Trust III will print and deliver certificates in fully registered form for the TOPrS. If DTC notifies Capital Trust III that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by Capital Trust III within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, Capital Trust III will issue the TOPrS in definitive form, at its expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

We and Capital Trust III obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we and Capital Trust III believe to be reliable, but take neither we nor they take responsibility for the accuracy of the information. DTC may change or discontinue the foregoing procedures at any time.

Certificated Securities

A global security will be exchangeable for definitive certificates only if:

•	the depositary notifies Capital Trust III that it is unwilling or unable to continue as depositary for the TOPrS and no successor depositary has been appointed,

•	the depositary ceases to be a clearing agency registered under the Exchange Act at a time the depositary is required to be so registered to act as depositary, and no successor depositary has been appointed,

•	the regular trustees, with our consent, determine that the global securities shall be exchanged for definitive certificates or

•	there shall have occurred and be continuing an event of default under the indenture.

Any global security that is exchangeable as described above will be exchangeable for definitive certificates registered in the names as the depositary directs. We expect that the instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

If the TOPrS do not remain in book-entry only form, the following provisions would apply:

•	The property trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

•	Registration of transfers of TOPrS will be effected without charge by or on behalf of Capital Trust III, but the registration will require payment, with the giving of such indemnity as Capital Trust III or we may require, for any tax or other governmental charges that may be imposed.

•	Capital Trust III will not be required to register or cause to be registered the transfer of TOPrS after they have been called for redemption.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The following, together with the “Description of Debt Securities” in the accompanying prospectus, is a description of the material terms of the debentures. You should also read the Junior Subordinated Indenture dated as of November 2, 2001 (the “indenture”) between us and The Bank of New York Trust Company, N.A., as indenture trustee, and the officer’s certificate of one of our executive officers dated                     , 2006 supplementing the indenture. The indenture is incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus form a part, and we will file the officer’s certificate with the SEC prior to the sale of the TOPrS.

General

We will issue the debentures under the indenture. The debentures will be limited in aggregate principal amount to $                        . This amount equals the sum of the aggregate stated liquidation amount of the TOPrS and the amount of capital that we will contribute to Capital Trust III in exchange for the common securities.

Our obligations under the debentures and the guarantee will be unsecured and will rank subordinate and junior in priority of payment to all of our current and future senior indebtedness, liabilities and obligations. As of March 31, 2006, we had $542,000,000 (par value) of senior indebtedness outstanding. Our obligations under the debentures and the guarantee will rank equal to our junior subordinated debt underlying the existing trust preferred securities of Torchmark Capital Trust I and Torchmark Capital Trust II and guarantees by us of such trust preferred securities. As of March 31, 2006, we had outstanding $154,639,175 in aggregate principal amount of junior subordinated debentures underlying trust preferred securities that have been issued by Torchmark Capital Trust I and Torchmark Capital Trust II. Our obligations under the debentures and the guarantee will be effectively subordinate to all current and future indebtedness and other liabilities of our subsidiaries and affiliates.

The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest, including Compound Interest and Additional Interest, each as defined below, on                     , 2046.

The debentures will be issued in denominations of $25 and integral multiples thereof.

The debentures contain no sinking fund provisions. The indenture does not provide holders of the debentures protection in the event of a highly leveraged transaction involving us that would adversely affect the holders.

Subordination

The indenture provides that the debentures rank subordinate and junior in right of payment to all of our “Senior Indebtedness,” as defined below. We may not make payment of principal, including redemption payments, or interest on the debentures if:

•	any of our Senior Indebtedness is not paid when due and any applicable grace period after the default has ended and the default has not been cured or waived or ceased to exist, or

•	the maturity of any of our Senior Indebtedness has been accelerated because of a default, and the acceleration has not been rescinded.

Upon any distribution of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all of our Senior Indebtedness must be paid in full before the holders of debentures are entitled to receive or retain any payment.

If the indenture trustee or any holder of debentures receives any payment or distribution on account of the debentures before all of our Senior Indebtedness is paid in full, then that payment or distribution will be paid over, or delivered and transferred to, the holders of our Senior Indebtedness at the time outstanding.

The rights of the holders of the debentures will be subrogated to the rights of the holders of our Senior Indebtedness to the extent of any payment we made to the holders of our Senior Indebtedness that otherwise would have been made to the holders of the debentures but for the subordination provisions.

The term “Senior Indebtedness” means:

(1) the principal, premium, if any, and interest in respect of:

•	our indebtedness for money borrowed; and

•	indebtedness evidenced by securities, debentures, bonds or other similar instruments that we issue;

(2) all of our capital lease obligations;

(3) all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable arising in the ordinary course of business);

(4) all of our obligations for reimbursement on any letter of credit, banker’s acceptance or similar credit transaction;

(5) all obligations of the type referred to in clauses (1) through (4) above of other persons, but for which we are responsible or liable to make payment as obligor, guarantor or otherwise; and

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or assets, whether or not we assume the obligation.

Notwithstanding (1) through (6) above, the term “Senior Indebtedness” does not include:

(1) any indebtedness that by its terms is junior or equal to the debentures;

(2) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities, to:

•	any other Trust, as we define it in the accompanying prospectus, or a trustee of that Trust, and

•	any other trust, or a trustee of that trust, a partnership or other entity affiliated with us that is a financing vehicle of ours and has issued or will issue TOPrS or other securities that rank equal or junior to the TOPrS;

(3) any indebtedness to our subsidiaries or our employees; and

(4) trade accounts payable or accrued liabilities arising in the ordinary course of business.

Our Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions of the indenture regardless of any amendment, modification or waiver of any term of the Senior Indebtedness.

The indenture does not limit how much Senior Indebtedness we or our subsidiaries may issue or incur.

Interest

The debentures will bear interest at an annual rate of         %. Interest on the debentures will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including                     , 2006 until but excluding the date the principal has been paid or duly made available for payment. Interest is payable quarterly in arrears on             ,             ,              and              of each year, beginning                     , 2006. Interest payments not paid when due will accrue interest, compounded quarterly, at the annual rate of         %. The term “interest” as used in this prospectus supplement and the accompanying prospectus includes quarterly interest payments, Additional Interest and Compound Interest, each as defined below.

The amount of distributions payable for any quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. For any period shorter than a full quarterly period, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed per 30-day month.

We will pay interest on the debentures to the persons in whose name the debentures are registered on the relevant record date. As long as the debentures remain in book-entry only form, the record date will be one business day before the relevant interest payment date. If the debentures do not remain in book-entry only form, the record date will be 15 calendar days, whether or not a business day, before the relevant interest payment date. At our option, we may pay interest by check mailed to the address of the persons entitled thereto.

If interest is payable on a day that is not a business day, then payment of interest will be made on the next day that is a business day, and without any interest or other payment for any delay. If, however, that business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the payment date.

The interest payment provisions for the debentures correspond to the distribution provisions for the TOPrS. See “Description of the TOPrS—Distributions.”

Option to Extend Interest Payment Period

As long as we are not in default on the payment of interest on the debentures, we have the right, at any time and from time to time, to defer payments of interest by extending the interest payment period for a period (an “Extension Period”) not exceeding 20 consecutive quarters, but not beyond the maturity date of the debentures. At the end of any Extension Period, we will pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest as permitted by law (“Compound Interest”), compounded quarterly, at the annual rate of         % plus any Additional Interest.

During any Extension Period:

•	we may not declare or pay any dividends on, make any distribution, or redeem, purchase, acquire or make a liquidation payment on any of our capital stock; and

•	we may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equal or junior to the debentures, or make any guarantee payments on the foregoing.

The restrictions listed above do not apply to:

•

repurchases, redemptions or other acquisitions of shares of our capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, (2) a dividend reinvestment or shareholder stock purchase plan or (3) the issuance of our capital stock, or securities convertible into or exercisable for our capital stock, as consideration in an acquisition transaction entered into before the commencement of the Extension Period;

•	an exchange, redemption or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock under the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any shareholder’s rights plan, or the issuance of rights, stock or other property under any shareholder’s rights plan, or the redemption or repurchase of rights pursuant to the plan;

•	any dividend in the form of stock, warrants, options or other rights where the dividend or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock; or

•	payments by us under the guarantee of the TOPrS or under any similar guarantee by us of any trust common or TOPrS of our subsidiaries.

The restrictions described above will also apply if we default on our obligations under the indenture relating to the debentures or if we default on our obligations under the guarantee of the TOPrS.

Before termination of any Extension Period, we may further extend the interest payment period. However, the Extension Period, including all previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the debentures. If any debentures are called for redemption before the end of an Extension Period, the Extension Period will end on that redemption date or an earlier date as determined by us. After termination of any Extension Period and the payment of all amounts then due, we may begin a new Extension Period, as described above.

If the property trustee is the sole holder of the debentures, we will give the regular trustees and the property trustee notice of our selection of an Extension Period, and the regular trustees will give notice of our selection of an Extension Period to the holders of the TOPrS, at least one business day before the earlier of:

•	the next date such distributions on the TOPrS are payable and

•	the date the regular trustees are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to the holders of record of the TOPrS.

If the property trustee is not the sole holder of the debentures, we will give the holders of the debentures notice of our selection of an Extension Period ten business days before the earlier of:

•	the next interest payment date and

•	the date upon which we are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the debentures of the record or payment date of the related interest payment.

We have no present intention of exercising our right to defer payments of interest by extending the interest payment period on the debentures.

Additional Interest

If at any time while the property trustee is the holder of the debentures, we shall be required to deduct or withhold on payments to Capital Trust III, or Capital Trust III shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes on payments to holders of TOPrS, imposed by the United States or any other taxing authority, then, in any such case, we will pay as additional interest on the debentures any additional amounts (“Additional Interest”) that are required so that the net amounts received and retained by Capital Trust III after paying those taxes, duties, assessments or governmental charges will not be less than the amounts Capital Trust III would have received if those taxes, duties, assessments or governmental charges had not been imposed.

Optional Redemption

We have the right to redeem the debentures:

•	on or after , 2011, in whole at any time or in part from time to time, or

•	before , 2011, in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event or an Investment Company Event as described under “Description of the TOPrS—Redemption.”

In either case, the redemption price will equal 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, including any Compound Interest and Additional Interest, if any, to the date of redemption.

If a partial redemption of the TOPrS resulting from a partial redemption of the debentures would result in the delisting of the TOPrS from the exchange on which they are listed, we may only redeem the debentures in whole.

We may not redeem fewer than all of the debentures unless we have paid all accrued and unpaid interest on all debentures for all quarterly interest payment periods terminating on or before the date of redemption.

Our right to redeem the debentures due to a Tax Event or Investment Company Event is subject to the condition that if we or Capital Trust III has the opportunity to eliminate, within the 90-day period, the Tax Event or Investment Company Event by taking some ministerial action that will have no adverse effect on us, Capital Trust III or the holders of the TOPrS and common securities and will involve no material cost, we will pursue such measures in lieu of redemption. We cannot redeem the debentures while either we are or Capital Trust III is pursuing any ministerial action under the trust declaration as described above.

Option to Accelerate Maturity Date

If a Tax Event described in clause (3) of the definition of “Tax Event” in “Description of the TOPrS—Redemption” occurs, we will have the right, before a dissolution of Capital Trust III, to accelerate the stated maturity of the debentures to the minimum extent required so that interest on the debentures will be deductible for United States federal income tax purposes. In no event, however, may the resulting maturity of the debentures be less than 15 years from the date of original issuance.

We may only accelerate the stated maturity if we have received an opinion of independent counsel experienced in such matters to the effect that:

•	after the acceleration, interest paid on the debentures will be deductible for United States federal income tax purposes;

•	the holders of TOPrS will not recognize income, gain or loss for United States federal income tax purposes as a result of the acceleration, and will be taxed under United States federal income tax law in the same amount, in the manner and at the same times as would have been the case if the acceleration had not occurred; and

•	the acceleration will not cause Capital Trust III to be classified as other than a grantor trust for United States federal income tax purposes.

Covenants

Under the indenture, we will agree to:

•	maintain 100% ownership of Capital Trust III common securities, directly or indirectly, while the debentures remain outstanding;

•	as holder of the common securities, not to voluntarily dissolve, wind up or liquidate Capital Trust III, other than (1) as part of the distribution of the debentures to the holders of the TOPrS in accordance with the terms thereof or (2) as part of a merger, consolidation or amalgamation which is permitted under the trust declaration; and

•	pay to Capital Trust III any Additional Interest so that the net amounts received and retained by Capital Trust III after paying any taxes, duties, assessments or other governmental charges will not be less than what Capital Trust III would have received had no such taxes, duties, assessments or other governmental charges been imposed.

The provisions for defeasance or covenant defeasance described in “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will not apply to the debentures.

Events of Default

If any event of default under the indenture occurs and is continuing, the property trustee, as the holder of the debentures, will have the right to declare the principal of and the interest on the debentures, including Compound Interest and Additional Interest, if any, and any other amounts payable under the indenture to be immediately due and payable and to enforce its other rights as a creditor. See “Description of Debt Securities—Events of Default” in the accompanying prospectus for a description of the events of default.

An event of default under the indenture also constitutes an event of default under the trust declaration. The holders of TOPrS, upon an event of default, have the right to direct the property trustee to exercise its rights as the holder of the debentures. See “Description of the TOPrS—Voting Rights” in this prospectus supplement.

Registration and Transfer

We will register the debentures in the name of the property trustee. The property trustee will hold the debentures in trust for the benefit of the holders of the TOPrS and common securities.

If debentures are distributed to holders of TOPrS upon termination of Capital Trust III, the debentures will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. See “Description of the TOPrS—Book-Entry Procedures and Settlement.” This means that you would not receive a certificate for your debentures and the debentures would not be registered in your name. Rather, your broker would maintain your position in the debentures.

As of the date of this prospectus supplement, that description of DTC’s book-entry system and DTC’s practices as they relate to purchases of, transfers of, notices concerning and payments on the TOPrS apply in all material respects to any debt obligations represented by one or more global securities held by DTC.

A global security will be exchangeable for debentures registered in the names of persons other than the depositary or its nominee only if:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed,

•	the depositary ceases to be a clearing agency registered under the Exchange Act at a time the depositary is required to be so registered to act as depositary, and no successor depositary has been appointed,

•	we, in our sole discretion, determine that the global security shall be exchangeable for definitive certificates or

•	there shall have occurred and be continuing an event of default under the indenture.

Any global security that is exchangeable as described above will be exchangeable for debentures registered in the names the depositary directs. We expect that the instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security.

Debentures may be presented for registration of transfer, exchange, redemption or payment with an endorsed form of transfer, or a duly executed and satisfactory written instrument of transfer, at the corporate trust office of the indenture trustee in New York, New York or the office of any transfer agent selected by us without service charge and upon payment of any taxes and other governmental charges as described in the indenture.

DESCRIPTION OF THE TOPrS GUARANTEE

The following, together with the “Description of the Trust Preferred Securities Guarantees” in the accompanying prospectus, is a description of the material terms of the guarantee. You should also read the guarantee dated                     , 2006 (the “guarantee”) between us and The Bank of New York Trust Company, N.A., as guarantee trustee. We have filed a form of the guarantee as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

Pursuant to the guarantee, we will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full to the holders of the TOPrS, the Guarantee Payments, as defined below, as and when due, regardless of any defense, right of set-off or counterclaim that Capital Trust III may have or assert.

The following payments on the TOPrS (the “Guarantee Payments”), if not fully paid by Capital Trust III, will be paid by us, without duplication:

•	any accumulated and unpaid distributions that are required to be paid on the TOPrS, if Capital Trust III has funds available to make the payment;

•	the redemption price and all accumulated and unpaid distributions to the date of redemption; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of Capital Trust III, other than in connection with the distribution of debentures to the holders of the TOPrS or the redemption of all of the TOPrS, the lesser of:

(1) the aggregate of the $25 liquidation amount plus all accumulated and unpaid distributions on the TOPrS to the date of payment, if Capital Trust III has funds available to make the payment and

(2) the amount of assets of Capital Trust III remaining available for distribution to holders of the TOPrS upon a dissolution and termination of Capital Trust III.

Our obligation to make a Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the TOPrS or by causing Capital Trust III to pay the amounts to the holders.

The guarantee of the TOPrS will be full and unconditional from the time of issuance, but the guarantee will not apply to any payment of distributions due if Capital Trust III lacks funds legally available for payment as a result of a failure by us to make payments of interest or principal on the debentures.

Our obligations under the debentures and the guarantee will be unsecured and will rank subordinate and junior in priority of payment to all of our current and future senior indebtedness, liabilities and obligations. As of March 31, 2006, we had $542,000,000 (par value) of senior indebtedness outstanding. Our obligations under the debentures and the guarantee will rank equal to our junior subordinated debt underlying the existing trust preferred securities of Torchmark Capital Trust I and Torchmark Capital Trust II and guarantees by us of such trust preferred securities. As of March 31, 2006, we had outstanding $154,639,175 in aggregate principal amount of junior subordinated debentures underlying trust preferred securities that have been issued by Torchmark Capital Trust I and Torchmark Capital Trust II. Our obligations under the debentures and the guarantee will be effectively subordinate to all current and future indebtedness and other liabilities of our subsidiaries and affiliates.

If we do not make interest payments on the debentures, Capital Trust III will not pay distributions on the TOPrS and will not have funds legally available for payment. In that event, holders of the TOPrS would not be able to rely upon the guarantee for payment. Instead, a holder of TOPrS would have to rely on the enforcement:

•	by the property trustee of its rights as registered holder of the debentures against us under the terms of the debentures, or

•	by itself of its own rights against us to enforce payments on the debentures in the event of a default by us in the payment of principal or interest on the debentures. See “Description of the TOPrS—Distributions.”

If the guarantee trustee fails to enforce the guarantee, you may, after your written request to the guarantee trustee to enforce the guarantee, bring a legal action against us directly to enforce the guarantee trustee’s rights under the guarantee without first instituting a legal proceeding against Capital Trust III, the guarantee trustee, or any other person or entity.

Notwithstanding the foregoing, if we have failed to make a guarantee payment, you may directly institute a proceeding against us to enforce the guarantee.

We are required to file annually with the guarantee trustee an officer’s certificate as to our compliance with all conditions under the guarantee.

The Bank of New York Trust Company, N.A., will act as guarantee trustee under the guarantee.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The statements of law and legal conclusions in this summary represent the opinion of Maynard, Cooper & Gale, P.C., special tax counsel to Torchmark and Capital Trust III (“Tax Counsel”), of the material United States federal income tax consequences of the purchase, ownership and disposition of the TOPrS. Unless otherwise stated, this summary only deals with TOPrS held by holders who purchase the TOPrS upon original issuance and hold them as a capital asset, which is an asset generally held for investment. Your tax treatment may vary depending on your particular situation.

This summary does not address:

•	all of the tax consequences that may be relevant to holders who may be subject to special tax treatment such as, for example, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and holders who are not U.S. Holders (as defined below),

•	the tax consequences to holders that have a functional currency other than the United States dollar,

•	the alternative minimum tax consequences of the purchase, ownership and disposition of the TOPrS,

•	the tax consequences to shareholders, partners or beneficiaries of a holder of TOPrS, or

•	any aspects of state, local or foreign tax laws.

Tax Counsel’s opinion is based on the United States federal income tax law in effect as of the date of this prospectus supplement. These laws may change, possibly on a retroactive basis. Further, the opinion of Tax Counsel is not binding on the Internal Revenue Service or the courts. We urge you to consult your tax advisor as to the particular tax consequences to you of purchasing, owning and disposing of the TOPrS, including the application and effect of United States federal, state, local, foreign and other tax laws.

No statutory, administrative or judicial authority addresses the treatment of the TOPrS or instruments similar to the TOPrS for federal income tax purposes and no rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the federal income tax consequences regarding this particular offering. As a result, we cannot assure you that the Internal Revenue Service will agree with the tax characterizations and the tax consequences described below.

For purposes of this discussion, a “U.S. Holder” means a holder of TOPrS who:

•	is a citizen or resident of the United States,

•	is a corporation, partnership or other entity created or organized in or under the laws of the United States or any state of the United States or the District of Columbia,

•	is an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source,

•	is a trust, as to which a United States court is able to exercise primary administrative supervision and that has one or more United States persons who have the authority to control all substantial decisions of the trust, or

•	has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Classification of the Debentures

Tax Counsel is of the opinion that, under current law and assuming full compliance with the terms of the trust declaration and the indenture, and based upon certain facts and assumptions contained in such opinion, the debentures will be classified for United States federal income tax purposes as indebtedness of Torchmark. By accepting the TOPrS, you agree to treat the debentures as indebtedness of Torchmark for United States federal income tax purposes and to treat the TOPrS as evidence of an indirect beneficial ownership interest in the debentures. No assurances can be given, however, that such position will not be challenged by the Internal Revenue Service or, if challenged, that such challenge will not be successful.

Classification of the Trust

Tax Counsel is of the opinion that, under current law and assuming full compliance with the terms of the trust declaration and indenture, and based upon certain facts and assumptions contained in such opinion, the Capital Trust III will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, you will generally be treated as the owner of an undivided interest in the debentures. As further discussed below, you will be required to include in ordinary income your allocable share of interest, or OID, if any, paid or accrued on the debentures.

Potential Extension of Interest Payment Period and Original Issue Discount

In general, a debt instrument will be deemed to be issued with OID for United States federal income tax purposes if there is more than a remote contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by us of our option to defer the payment of stated interest on the debentures would prevent us from declaring dividends on any class of equity, we believe that the likelihood that we would exercise the option is remote.

As a result, we intend to take the position, based on the advice of Tax Counsel, that the debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the debentures will be includible in your ordinary income at the time that those payments are paid or accrued in accordance with your regular method of accounting for United States federal income tax purposes. It is possible, however, that the Internal Revenue Service could take the position that the likelihood of exercise of the right to defer payment of stated interest is not remote. In such case, the debentures would be treated as if they were initially issued with OID equal to the total stated interest to be paid over their term. Such OID generally would be includible in your taxable income on an accrual basis over the term of the debentures.

If we exercise our option to defer the payment of stated interest on the debentures, they would be treated, solely for purpose of the OID rules, as being “re-issued” at that time with OID. Under these rules, you would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held, even though we would not be making any actual cash payments during the extended interest payment period and even though you otherwise may be using the cash method of tax accounting. The amount of OID includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the instrument, and the actual receipt of future payments of stated interest on the debentures would no longer be separately reported as taxable income. Any OID included in income would increase your adjusted tax basis in the TOPrS or the debentures, as the case may be, and your actual receipt of interest payments would reduce your adjusted tax basis.

Because income on the TOPrS will constitute interest income for United States federal income tax purposes, corporate holders of TOPrS will not be entitled to claim a dividends received deduction in respect of such income and noncorporate individual holders will not be entitled to any preferential tax rate for any such income.

Receipt of Junior Subordinated Debentures or Cash Upon Termination of Capital Trust III

If we exercise our right to terminate Capital Trust III and cause the debentures to be distributed to you on a basis proportionate to your ownership in the TOPrS, the distribution would be treated as a nontaxable event to you. In that event, you would have an adjusted tax basis in the debentures that you receive equal to the adjusted tax basis in the TOPrS that you surrender, and the holding period of the debentures would include the period during which you held the TOPrS. You would continue to include in ordinary income the interest, or OID, if any, paid or accrued on the debentures.

If, however, Capital Trust III is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of the termination, the distribution of the debentures would be a taxable event to you.

If we redeem the debentures for cash and Capital Trust III distributes the proceeds of the redemption to you in redemption of your TOPrS, the redemption would be treated as a sale of the TOPrS in which you would recognize gain or loss as described immediately below.

Sale of TOPrS

Upon the sale of TOPrS, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the TOPrS and the amount realized in the sale, except for any amount you receive that is attributable to accrued but unpaid interest not previously included in income. Your gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the TOPrS for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. If you are an individual you should consult your own tax adviser regarding the capital gains rate applicable to you. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

The TOPrS may trade at a price that does not completely reflect the value of accrued but unpaid interest with respect to the underlying debentures. If you dispose of your TOPrS between record dates for payments of distributions you will nevertheless be required to include accrued but unpaid interest on the debentures through the date of disposition in your ordinary income and to add that amount to your adjusted tax basis in the TOPrS disposed of.

Information Reporting and Backup Withholding

Income on the TOPrS will be reported to holders on an Internal Revenue Service Form 1099. Payments made on and proceeds from the sale of TOPrS may be subject to a backup withholding tax unless the holder complies with certain identification requirements. Any withheld amount generally will be allowed as a credit against the holder’s federal income tax, provided the required information is timely filed with the Internal Revenue Service.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code (the “Code”) that may be relevant to certain prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances.

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of ERISA applies (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the TOPrS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, whether the investment would be consistent with the documents and instruments governing the Plan, and whether the investment is solely in the interests of the Plan participants and beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable administrative expenses of the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts (“IRAs”) and Keogh plans to which Section 4975 of the Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “Parties in Interest”) with respect to such Plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons (or, in the case of an IRA, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status) unless relief is available under an applicable statutory or administrative exemption or exception.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, generally are not subject to the requirements of ERISA or Section 4975 of the Code. However, such plans may be subject to rules and regulations similar to those of ERISA under state or local law or the charter of such plans.

Under a regulation (the “Plan Assets Regulation”) issued by the U.S. Department of Labor (“DOL”), the assets of Capital Trust III would be deemed to be “plan assets” of a Plan for purposes of ERISA and Section 4975 of the Code if a Plan makes an “equity” investment in Capital Trust III and no exception or exemption were applicable under the Plan Assets Regulation. An “equity interest” is defined under the Plan Assets Regulation as any interest in an entity (other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features) and specifically includes a beneficial interest in a trust.

Under an exception contained in the Plan Assets Regulation, however, the assets of Capital Trust III would not be deemed to be “plan assets” of investing Plans if the TOPrS are “publicly-offered securities”—that is, they are:

•	widely held, i.e., owned by more than 100 investors independent of Capital Trust III and of each other,

•	freely transferable, and

•	sold to a Plan as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, and then timely registered under Section 12(b) or 12(g) of the Exchange Act.

We expect that the TOPrS will meet the criteria of “publicly-offered securities” above, although no assurance can be given in this regard. The underwriters expect that the TOPrS will be held by at least 100 independent investors as of the date of the conclusion of the offering, although no assurance can be given that the 100 holder rule will be met at all times following the conclusion of the offering. The Plan Assets Regulation provides that whether a security is freely transferable is a factual question to be based on all the facts and circumstances. The underwriters also expect that the TOPrS will be freely transferable, though no assurance can be given in this regard. The TOPrS will be sold as part of an offering under an effective registration statement under the Securities Act of 1933, and then will be timely registered under the Exchange Act.

If at any point the 100-shareholder rule, or any other rule discussed above, is not met and the assets of Capital Trust III were therefore deemed to be “plan assets,” the persons providing services to the assets of Capital Trust III may become Parties in Interest with respect to an investing Plan and may be governed by the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to transactions involving those assets.

In this regard, as an example, if the person or persons with discretionary responsibilities over the debentures or the guarantee were affiliated with us, any such discretionary actions taken regarding those assets could be deemed to constitute a prohibited transaction under ERISA or the Code (e.g., the use of such fiduciary authority or responsibility in circumstances under which those persons have interests that may conflict with the interests of the investing Plans and affect the exercise of their best judgment as fiduciaries).

The TOPrS may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless the purchaser or holder is eligible for exemptive relief under any of the following prohibited transaction class exemptions (“PTCE”) issued by the DOL (or any other available DOL exemption), as follows: PTCE 96-23 (exempts certain transactions effected on behalf of a Plan by an “in-house asset manager”), PTCE 95-60 (exempts certain transactions involving insurance company general accounts), PTCE 91-38 (exempts certain transactions involving bank collective investment funds), PTCE 90-1 (exempts certain transactions involving insurance company pooled separate accounts), or PTCE 84-14 (exempts certain transactions effected on behalf of a Plan by “qualified professional asset managers”).

Any purchaser or holder of the TOPrS or any interest in the TOPrS will be deemed to have represented by its purchase and holding that it either:

•	is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan; or

•	is exempt from the application of the prohibited transaction rules with respect to such purchase or holding through the application of PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 and/or another prohibited transaction exemption.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the TOPrS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences if the assets of Capital Trust III were deemed to be “plan assets” and the availability of exemptive relief under applicable DOL exemptions.

Purchasers of the TOPrS have the exclusive responsibility for ensuring that their purchase and holding of the TOPrS does not violate the prohibited transaction rules of ERISA or the Code. The sale of any TOPrS to any Plan is in no respect a representation by us or any of our affiliates or representatives or the underwriters that such an investment meets all relevant legal requirements with respect to Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

Capital Trust III intends to offer its TOPrS through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement among us, Capital Trust III and the underwriters, Capital Trust III has agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from Capital Trust III, the aggregate principal amount of TOPrS listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
UBS Securities LLC
Wachovia Capital Markets, LLC
Morgan Keegan & Company, Inc.
SunTrust Capital Markets, Inc.
Wells Fargo Securities, LLC

Total	$

The underwriters have agreed to purchase all of the TOPrS sold pursuant to the terms and conditions of the underwriting agreement if any of these TOPrS are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and Capital Trust III have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the TOPrS, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel, including the validity of the TOPrS, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the TOPrS to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $             per TOPrS. The underwriters may allow, and such dealers may reallow, a discount not in excess of $             per TOPrS to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

Because the proceeds from the sale of the TOPrS and the common securities will be used to purchase the debentures, we have agreed to pay to the underwriters an underwriting commission of $             per TOPrS (or a total of $            ).

The expenses of the offering, not including the underwriting discount, are estimated to be $             and are payable by us.

New York Stock Exchange Listing

The TOPrS are a new issue of securities with no established trading market. The TOPrS have been approved for listing on the New York Stock Exchange under the symbol “TMK PrA.” Torchmark expects trading to commence within 30 days after the TOPrS are first issued. As part of the requirements for listing the TOPrS on the New York Stock Exchange, the underwriters have agreed to sell the TOPrS to a minimum of 400 beneficial holders. The underwriters have advised us that they intend to make a market in the TOPrS prior to the commencement of trading on the New York Stock Exchange. However, the underwriters are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance that a liquid trading market for the TOPrS will develop or remain available.

No Sales of Similar Securities

We and Capital Trust III have agreed, during a period of 90 days from the date of the pricing of the TOPrS, not to offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any TOPrS or debentures, any other beneficial interests of Capital Trust III or any of our securities that are substantially similar to the TOPrS or the debentures, including the guarantee, and including, but not limited to, any securities that are convertible into or exercisable or exchangeable for or that represent the right to receive TOPrS or debentures or any such substantially similar securities of either Capital Trust III or ours (except the debentures and the TOPrS offered by this prospectus supplement), without the prior written consent of the underwriters; provided that we may issue senior notes in an aggregate principal amount of up to $250,000,000.

Price Stabilization and Short Positions

In connection with the sale of the TOPrS, SEC rules permit the underwriters to engage in transactions that stabilize the price of the TOPrS. These transactions may include purchases for the purpose of fixing or maintaining the price of the TOPrS.

The underwriters may create a short position in the TOPrS in connection with this offering. That means they may sell a larger number of the TOPrS than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase TOPrS in the open market to reduce the short position.

If the underwriters purchase the TOPrS to stabilize the price or to reduce their short position, the price of the TOPrS could be higher than it might be if it had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the TOPrS.

The underwriters may suspend any of these activities at any time.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

Settlement

It is expected that delivery of the TOPrS will be made against payment therefor on or about                 , 2006, which will be the fifth business day following the date of the pricing of the TOPrS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the TOPrS on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the TOPrS initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

LEGAL MATTERS

The validity of the debentures and the guarantee and United States federal income taxation matters will be passed upon for us by Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California. Certain matters of Delaware law relating to the validity of the trust preferred securities and the formation of Capital Trust III will be passed upon by Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware, special Delaware counsel to us and Capital Trust III.

EXPERTS

The consolidated financial statements and the related financial statement schedules of Torchmark Corporation as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

TORCHMARK CAPITAL TRUST III

TORCHMARK CAPITAL TRUST IV

Preferred Securities

guaranteed by Torchmark Corporation

We may offer from time to time, in amounts, at prices and on other terms to be determined at the time of offering, senior or subordinated debt securities, preferred stock, either separately or represented by depositary shares, warrants, purchase contracts, trust preferred securities, as well as units that include any of these securities or securities of other entities.

This prospectus describes some of the general terms that may apply to these securities. We will provide you with more specific terms of the securities we may offer in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement and a pricing supplement, if any.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Torchmark Corporation’s common stock is listed on the New York Stock Exchange under the symbol “TMK”.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2006.

Unless the context otherwise indicates, the terms “Torchmark”, “we”, “us” or “our” means Torchmark Corporation and its consolidated subsidiaries, and the term “Trusts” means, collectively, Torchmark Capital Trust III and Torchmark Capital Trust IV .

i

ABOUT THIS PROSPECTUS

This prospectus relates to a joint registration statement filed by Torchmark and the Trusts with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process (the “registration statement”). Under this shelf process as described in the registration statement we, and in the case of an offering of trust preferred securities, the Trusts, may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we and the Trusts may offer. Each time we or the Trusts sell securities, we or the Trusts, as the case may be, will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the Trusts and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information.” General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our web site at www.torchmarkcorp.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our web site is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we, the Trusts nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).

TORCHMARK CORPORATION

Torchmark is an insurance holding company that provides protection life and supplemental health insurance and related products. Torchmark was incorporated in Delaware on November 29, 1979. It is the ultimate parent company of Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, United Investors Life Insurance Company, and American Income Life Insurance Company. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income provides supplemental life insurance to labor union members. Liberty National, one of the oldest traditional insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a provider of Medicare supplement health insurance since 1966.

Torchmark’s principal executive offices are located at 3700 South Stonebridge Drive, McKinney, Texas 75070, and its telephone number is (972) 569-4000. Unless the context otherwise indicates, the terms “Torchmark”, “we”, “us” or “our” means Torchmark Corporation and its consolidated subsidiaries.

THE TRUSTS

We created two Delaware statutory trusts by executing, as sponsor, two Declarations of Trust with four appointed trustees for each trust. The trusts are named Torchmark Capital Trust III and Torchmark Capital Trust IV (each a “Trust” and collectively the “Trusts”). Prior to the issuance of trust preferred securities, we will file an Amended and Restated Declaration of Trust for the Trust that will issue the trust preferred securities. The trust declaration will state the terms and conditions for the Trust to issue and sell its preferred securities and its common securities. A form of trust declaration is filed as an exhibit to the registration statement of which this prospectus is a part.

Each of the Trusts exists for the exclusive purposes of:

•	issuing and selling its trust preferred securities, which represent preferred undivided beneficial ownership interests in such Trust’s assets;

•	issuing its trust common securities, which represent common undivided beneficial ownership interests in such Trust’s assets, to us in a total liquidation amount equal to at least 3% of the Trust’s total capital;

•	using the proceeds from the sales of its trust preferred securities and trust common securities to purchase one or more series of our debt securities;

•	distributing the cash payments it receives from us on the debt securities to the holders of the trust preferred securities;

•	maintaining the trust’s status as a grantor trust for federal income tax purposes; and

•	engaging in only those other activities that are necessary, advisable or incidental to these purposes, such as registering the transfer of preferred securities.

Any debt securities we sell to a Trust will be the sole assets of such Trust, and, accordingly, payments under the senior or subordinated debt securities will be the sole revenues of such Trust.

We will acquire and own all of the trust common securities of each Trust. Unless otherwise stated in the applicable prospectus supplement, the trust common securities will represent an aggregate liquidation amount equal to at least 3% of each Trust’s total capitalization. The trust preferred securities will represent the remaining approximately 97% of such Trust’s total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if an event of default under the related trust declaration or trust preferred securities guarantee has occurred, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will rank lower in priority of payment than the trust preferred securities.

We will guarantee the trust preferred securities as described later in this prospectus and the applicable prospectus supplement.

We have appointed the following trustees to conduct the Trusts’ business and affairs:

•	The Bank of New York (Delaware), as the Delaware trustee; and

•	three officers of Torchmark as the regular trustees.

Prior to the issuance of any trust preferred securities, we will also appoint The Bank of New York Trust Company, N.A. as property trustee for each of the Trusts. Only Torchmark, as the only holder of the trust common securities of each Trust, can remove or replace the trustees. In addition, we can increase or decrease the number of trustees.

The property trustee under the declarations of trust will also act as guarantee trustee under the trust preferred securities guarantee and as indenture trustee under the subordinated debt indenture.

The duties and obligations of each trustee are governed by the declarations of trust. As issuer of the debt securities to be purchased by the Trusts and as borrower under the applicable indenture, we will pay all fees and expenses related to each Trust and to each offering of the related preferred securities (except each Trust will pay for its obligations under the related trust preferred and trust common securities) and we will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal executive office of the Trusts is c/o Torchmark Corporation, 3700 South Stonebridge Drive, McKinney, Texas 75070, and the telephone number is (972) 569-4000.

The Trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the Trusts will not have any independent operations. The Trusts exist solely for the reasons stated above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the information incorporated by reference may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Torchmark’s current view with respect to future events and financial performance. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terminology. All statements, other than statements of historical facts, may be forward-looking statements. These forward-looking statements are subject to inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from historical results or anticipated results. For a discussion of factors that could cause actual results to differ, please see the discussion contained in the applicable prospectus supplement and in other information contained in our publicly available SEC filings. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made, and neither Torchmark nor any of our agents or dealers can give assurance that such statements will prove to be correct. Torchmark undertakes no obligation to update, review or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents the ratio of earnings to combined fixed charges and preferred stock dividends for Torchmark for each of the five fiscal years ended December 31, 2005.

	Year Ended December 31,
	2001	2002	2003	2004	2005
Ratio of earnings to combined fixed charges and preferred stock dividends: (unaudited)
Excluding interest credited on deposit products	14.2x	10.8x	12.3x	13.4x	12.7x
Including interest credited on deposit products	6.1x	6.1x	6.2x	6.9x	6.8x

For purposes of computing these ratios, “earnings” represent consolidated income from continuing operations before income taxes and fixed charges. “Combined fixed charges” represent interest expense, including interest credited on deposit products where indicated, and that portion of rental expense deemed representative of the interest factor. The denominator is increased for preferred stock dividend requirements which represent the amount of pre-tax earnings required to cover such dividend requirements.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains a summary of our preferred stock, depositary shares, debt securities, warrants, units, preferred securities of the Trusts, and preferred securities guarantees of Torchmark relating to each Trust. The securities issued by each Trust will be identical, except as otherwise described in the prospectus supplement for such securities. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock are not complete. You should also read our Restated Certificate of Incorporation, as amended, our Restated Bylaws and the Delaware General Corporation Law. We have filed copies of the Restated Certificate of Incorporation and the Restated Bylaws with the SEC. These documents are incorporated by reference into the registration statement of which this prospectus is a part.

We have 325,000,000 shares of capital stock authorized, of which 320,000,000 shares are common stock and 5,000,000 shares are preferred stock. As of April 21, 2006, we had 100,357,258 shares of common stock issued and outstanding (excluding treasury shares). As of the date of this prospectus, we have no preferred stock outstanding.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, no shares of which currently are issued and outstanding. The following is a general description of the terms of our preferred stock. The particular terms of any series of preferred stock offered hereby will be set forth in a prospectus supplement relating to such securities. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designations adopted by our Board of Directors or a duly authorized committee of our board. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock that will be set forth in a prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designations relating to such series. In all respects, regardless of series, the preferred stock will rank in preference to Torchmark’s common stock as to payment of dividends and as to distribution of assets of Torchmark upon the liquidation, dissolution or winding up of Torchmark. Upon issuance against full payment of their purchase price, shares of preferred stock will be fully paid and nonassessable.

Dividends. Holders of a series of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors out of any funds legally available for that purpose, dividends in cash at such rates, payable on such dates in each year and in respect of such dividend periods, as stated in Torchmark’s Restated Certificate of Incorporation or the certificate of designations for that series of preferred stock, before any dividends may be declared, paid or set apart for payment upon the common stock or any other class of stock ranking junior to that series of preferred stock. No dividend may be declared or paid on any series of preferred stock unless at the same time a dividend in like proportion to the designated dividend amounts has been declared or paid on each other series of preferred stock then issued and outstanding ranking prior to or on a parity with that particular series with respect to the payment of dividends. Dividends on preferred stock may be either cumulative or noncumulative.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of preferred stock of each series (if any shares thereof are then issued and outstanding) will be entitled to payment of the applicable liquidation price or prices plus accrued dividends, out of our available assets, in preference to the holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, dissolution or winding up.

Redemption and Conversion. Each series of preferred stock will be subject to redemption, if applicable, on such terms, at such prices and on such dates as may be set forth in the applicable certificates of designations. The preferred stock will not be convertible.

Voting Rights. The holders of the preferred stock have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Torchmark’s Restated Certificate of Incorporation, including the certificates of designations creating the various series of such stock. Voting rights of the preferred stock will be noncumulative.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Restated Certificate of Incorporation and Restated Bylaws

Delaware Law

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law, which restricts specified business combinations between us and an “interested stockholder” or its affiliates or associates for a period of three years following the time that the stockholder becomes an “interested stockholder.” In general, an “interested stockholder” is defined for purposes of Delaware law as a stockholder owning 15% or more of our outstanding voting stock. The restrictions do not apply if:

•	prior to an interested stockholder becoming such, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction which resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by employee stock ownership plans and persons who are both directors and officers of Torchmark; or

•	at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under some circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our Restated Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Restated Certificate of Incorporation and Restated Bylaw Provisions

The summary below describes certain provisions of our Restated Certificate of Incorporation and Restated Bylaws which may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in such stockholder’s best interest. Those provisions include:

•	restrictions on the rights of stockholders to remove directors;

•	prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting; and

•	restrictions on business combination transactions with “interested stockholders.”

Number of Directors; Classified Board of Directors; Removal; Filling Vacancies. Our Restated Bylaws provide that the number of directors shall consist of not less than seven nor more than 15 persons which exact number shall be fixed by a majority vote of the board of directors. The board of directors are divided into three classes with the classes to be as nearly equal in number as possible. The directors serve three year terms.

Our Restated Bylaws provide that any vacancies will be filled by the affirmative vote of a majority of the remaining directors, or if all directors have been removed, by a majority vote of the stockholders. Accordingly, absent an amendment to the Restated Bylaws, our board of directors could prevent any stockholder from enlarging the board of directors and filling the new directorships with such stockholder’s own nominees. Moreover, our Restated Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our voting stock.

The classification of directors could have the effect of making it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of the board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the board of directors would be beneficial to us and our stockholders and whether or not a majority of our stockholders believe that such a change would be desirable.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Torchmark, even though such an attempt might be beneficial to us and our stockholders. The classifications of the board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of Torchmark and remove a majority of the board of directors, the classification of the board of directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks of our stock. Accordingly, stockholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

No Stockholder Action by Written Consent; Special Meetings. Our Restated Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders, and stockholder action may not be taken by written consent in lieu of a meeting. Special meetings of stockholders can be called only by our board of directors by a resolution adopted by a majority of the board of directors, upon not less than ten nor more than 60 days’ written or electronic notice. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business described in the notice of meeting given by the board of directors, unless the consideration of new business is approved by the unanimous consent of all the stockholders entitled to vote at the meeting.

The provisions of our Restated Certificate of Incorporation and Restated Bylaws prohibiting stockholder action by written consent and permitting special meetings to be called only at the request of a majority of the board of directors, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of a majority of the board of directors, by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

Fair Price Provisions Involving Business Combinations. Our Restated Certificate of Incorporation contains a “fair price” provision that applies to certain business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock—such person, entity or group is referred to in the Restated Certificate of Incorporation as an “interested stockholder”. This provision requires the affirmative vote of the holders of not less than 80% of our voting stock to approve specified transactions between an interested stockholder or its affiliate and us or our subsidiaries, including:

•	any merger or consolidation;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (in one transaction or a series of transactions) having a fair market value of $5,000,000 or more;

•	the issuance or transfer of any of our securities or any of our subsidiaries’ securities by us or any of our subsidiaries to an interested stockholder in exchange for cash, securities or other property having a fair market value of $5,000,000 or more;

•	the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder or its affiliate; and

•	any reclassification of securities, recapitalization, or any other transaction involving us or any of our subsidiaries that would have the effect of increasing the voting power of an interested stockholder or its affiliate.

This voting requirement will not apply to any transaction approved by a majority vote of the directors unaffiliated with the interested stockholder and existing before the interested stockholder became a stockholder. This voting requirement will also not apply to any transaction involving the payment of consideration to holders of Torchmark’s outstanding capital stock in which certain minimum “fair price” and procedural requirements are met.

This “fair price” provision could have the effect of delaying or preventing a change in control of Torchmark in a transaction of series of transactions that does not satisfy the stated criteria.

Amendments. Ordinarily, the Restated Bylaws may be amended by a majority vote of the board of directors or by a majority vote of stockholders at a special or annual meeting. However, the affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or to repeal certain provisions of our Restated Bylaws and Restated Certificate of Incorporation, including those anti-takeover provisions discussed in this section.

Issuance of Additional Preferred Stock. Our Restated Certificate of Incorporation authorizes the board of directors to create and issue additional preferred stock for such consideration and on such terms as it may determine. The rights assigned to a series of preferred stock by the board including voting, dividend and conversion rights, may delay, discourage or prevent a change in control of Torchmark. For example, the board of directors has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock with preferential voting rights to persons friendly to management to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares is not complete. You should also read the form of Deposit Agreement relating to the depositary shares and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. We have filed those documents with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between us and a bank or trust company selected by us which will sometimes be referred to herein as the depositary. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

If any series of preferred stock underlying the depositary shares is converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock.

The depositary will mail notice of redemption or conversion to the record holders of the depositary shares which are to be redeemed or converted between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot or by proportionate allocation.

After the date fixed for redemption or conversion, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to those instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

We and the depositary may agree to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. If 90 days after the depositary has provided notice to us of its election to resign a new depositary has not been appointed, then the depositary may terminate the Deposit Agreement. In addition, a Deposit Agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees And Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation And Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange, our

Restated Certificate of Incorporation or the Certificate of Determination to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The following is a summary of the general terms of the trust preferred securities. We will file a prospectus supplement that may contain additional terms when a Trust issues preferred securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the trust preferred securities to be sold. You should also read the trust declaration for each Trust and the indentures between Torchmark and certain trustees relating to the issuance of the debt securities by Torchmark. We have filed these documents with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

Each trust declaration will authorize the regular trustees to issue on behalf of a Trust one series of trust preferred securities that will have the terms described in a prospectus supplement. A Trust will use the proceeds from the sale of its preferred and common securities to purchase a series of our debt securities. The property trustee will hold the debt securities in trust for the benefit of the holders of the trust preferred and trust common securities.

Torchmark will guarantee the trust preferred securities under a Trust Preferred Securities Guarantee. We will agree to make payments of distributions and payments on redemption or liquidation concerning a Trust’s trust preferred securities, but only if the Trust has funds available to make those payments and has not done so. See “Description of the Trust Preferred Securities Guarantees” on page 27.

The assets of a Trust available for distribution to the holders of its trust preferred securities will be limited to payments from us under the series of debt securities held by the Trust. If we fail to make a payment on the related debt securities, the Trust will not have enough funds to make related payments, including distributions on its preferred securities.

Each guarantee, when taken together with our obligations under the related series of debt securities and the indenture and the related trust declaration, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by a Trust.

Each trust declaration will be qualified as an indenture under the Trust Indenture Act of 1939. Each property trustee will act as indenture trustee for the trust preferred securities to be issued by the applicable Trust, in order to comply with the provisions of the Trust Indenture Act.

Each series of trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or restrictions as are described in the relevant trust declaration or made part of the trust declaration by the Trust Indenture Act or by the Delaware Statutory Trust Act. The terms of the preferred securities will mirror the terms of the debt securities held by the applicable Trust.

The prospectus supplement relating to the trust preferred securities of a Trust will describe the specific terms of the preferred securities, including:

•	the name of the trust preferred securities;

•	the dollar amount and number of trust preferred securities issued;

•	the annual distribution rate(s), or method of determining the rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions and the place(s) where distributions and other amounts payable will be paid;

•	any provision relating to deferral of distribution payments;

•	the date from which distributions shall be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which trust preferred securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the applicable series of debt securities may be distributed to holders of such trust preferred securities;

•	the voting rights, if any, of holders of the trust preferred securities;

•	any securities exchange on which the trust preferred securities will be listed;

•	whether such trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for such global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of such trust preferred securities.

Each prospectus supplement will describe the United States federal income tax considerations applicable to the purchase, holding and disposition of the series of trust preferred securities covered by the prospectus supplement.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in the applicable prospectus supplement, each trust declaration will state that the related Trust shall be dissolved:

•	upon the expiration of the term of such Trust;

•	upon the bankruptcy of Torchmark;

•	upon the filing of a certificate of dissolution or its equivalent by Torchmark;

•	upon the consent of at least a majority in liquidation amount of the trust preferred securities of the related Trust to dissolve the Trust;

•	90 days after the revocation of our charter and the charter is not reinstated during that 90-day period;

•	upon the written direction from us to dissolve the Trust and, after the Trust pays all amounts owed to creditors of the Trust, to distribute the related debt securities directly to the holders of the trust preferred and trust common securities of the applicable Trust in exchange for those securities within 90 days after notice, as long as the property trustee and the regular trustees receive an opinion of counsel experienced in such matters to the effect that the holders of the trust preferred and the trust common securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of the debt securities;

•	upon the occurrence of adverse tax or other specified events that cause the Trust to be dissolved, following which, after the Trust pays all amounts owed to creditors of the Trust, the related debt securities will be distributed directly to the holders of the trust preferred and trust common securities of the Trust;

•	before the issuance of any securities with the consent of all regular trustees and Torchmark;

•	upon the redemption of all of the trust common and trust preferred securities of such Trust; or

•	upon entry of a court order for the dissolution of Torchmark or such Trust.

Unless otherwise specified in the applicable prospectus supplement, in the event of a dissolution, after the Trust pays all amounts owed to creditors of the Trust, the holders of the trust preferred and trust common securities issued by the Trust will be entitled to receive:

•	cash equal to the aggregate liquidation amount of each trust preferred and trust common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless

•	debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust preferred and trust common securities are distributed to the holders of the trust preferred and trust common securities, in each case with accumulated but unpaid dividends.

After the liquidation date is fixed for any distribution of debt securities:

•	the trust preferred securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the registered holder of the trust preferred securities, will receive a registered global certificate or certificates representing debt securities to be delivered upon distribution with respect to the trust preferred securities held by DTC or its nominee; and

•	any certificates representing trust preferred securities not held by DTC or its nominee will be deemed to represent debt securities having a principal amount equal to the $25 stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the holder of those certificates presents them to the registrar for the trust preferred securities for transfer or reissuance.

If the Trust cannot pay the full amount due on its trust preferred and trust common securities because it does not have enough assets for payment, then the amounts the Trust owes on its trust preferred and trust common securities will be proportionately allocated. However, if an event of default under the related trust declaration or trust preferred securities guarantee has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Events of Default

An event of default under the indenture relating to a series of debt securities is an event of default under the trust declaration of the Trust that owns those debt securities. See “Description of Debt Securities—Events of Default.”

Under the trust declaration, we, as the holder of the trust common securities, will be treated as if we have waived an event of default under the trust declaration that affects us until all events of default under the trust declaration affecting the trust preferred securities have been cured, waived or eliminated.

Torchmark and the regular trustees of a Trust must file annually with the applicable property trustee a certificate stating whether or not Torchmark is in compliance with all the applicable conditions and covenants under the related trust declaration.

Upon the happening of an event of default under the trust declaration, the property trustee of the applicable Trust, as the sole holder of the debt securities held by that Trust, will have the right under any indenture to declare the principal of, premium, if any, and interest on such debt securities to be immediately due and payable.

If a property trustee fails to enforce its rights under the related trust declaration or any indenture to the fullest extent permitted by law and by the terms of the trust declaration and any indenture, any holder of the trust preferred securities issued by the Trust may sue us, or seek other remedies, to enforce the property trustee’s rights under the trust declaration or any indenture without first instituting a legal proceeding against the property trustee or any other person.

If we fail to pay principal, premium, if any, or interest on a series of debt securities when payable, then a holder of the related trust preferred securities may directly sue us, or seek other remedies, to collect its proportional allocation of payments owned.

Removal and Replacement of Trustees

Only we, as the only holder of a Trust’s trust common securities, have the right to remove or replace the trustees of such Trust. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove and replace the property trustee and the Delaware trustee. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the trust declaration for that Trust.

Conversion or Exchange Rights

The terms that govern whether trust preferred securities of any series are convertible into or exchangeable for securities of ours will be set forth in the prospectus supplement relating to the trust preferred securities. The terms will include provisions regarding whether conversion or exchange is mandatory, at the option of the holder or at our option and may include provisions that adjust the number of securities of ours that the holders of trust preferred securities may receive.

Mergers, Consolidations or Amalgamations of the Trusts

A Trust may not consolidate, amalgamate, merge with or into, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation or other body (“Merger Event”), except as described below. A Trust may, with the consent of a majority of its regular trustees and without the consent of the holders of its trust preferred and trust common securities or the other trustees, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

•	the successor entity either:

(1)	assumes all of the obligations of the Trust relating to its trust preferred and trust common securities; or

(2)	substitutes for the Trust’s trust preferred and trust common securities other securities substantially similar to the Trust’s trust preferred and trust common securities, so long as the successor securities rank the same as the trust preferred and trust common securities for distributions and payments upon liquidation, redemption and otherwise;

•	we acknowledge a trustee of the successor entity who has the same powers and duties as the property trustee of the Trust as the holder of the particular series of debt securities;

•	the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its trust preferred and trust common securities or successor securities in any material way, except concerning any dilution of the holders’ interest in the successor entity;

•	the Merger Event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized statistical rating organization;

•	the successor entity has a purpose substantially identical to that of the Trust;

•	the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the preferred securities are then listed;

•	prior to the Merger Event, we have received an opinion of counsel from a firm qualified to give such opinion stating that (a) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or common securities, including any successor securities, in any material respect, (b) following the Merger Event, neither the Trust nor the successor entity will be required to register as an “investment company” under the Investment Company Act of 1940 and (c) following the Merger Event, the Trust or the successor entity will be classified as a grantor trust for United Stated federal income tax purposes; and

•	we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee of the trust preferred securities of the Trust.

In addition, unless all of the holders of the trust preferred and trust common securities approve otherwise, a Trust shall not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such transaction would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Declarations

The holders of trust preferred securities have no voting rights except as discussed below and under “—Mergers, Consolidations or Amalgamations of the Trusts” and “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment,” and as otherwise required by law and the trust declaration for the applicable Trust.

A trust declaration may be amended if approved by a majority of the regular trustees, and in limited circumstances, the property trustee, of the applicable Trust. However, if any proposed amendment provides for, or the regular trustees otherwise propose to effect,

•	any action that would adversely affect the powers, preferences or special rights of the Trust’s trust preferred and trust common securities, whether by way of amendment to such trust declaration or otherwise, or

•	the dissolution, winding-up or termination of the Trust other than under the terms of its trust declaration,

then the holders of the Trust’s trust preferred and trust common securities voting together as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the trust preferred and trust common securities affected by the amendment or proposal.

If any amendment or proposal referred to above would adversely affect only the trust preferred securities or only the trust common securities of a Trust, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of the affected class. Notwithstanding the foregoing, the amount or timing of any distribution on the trust preferred securities or trust common securities or the right of the holders of the trust preferred securities or trust common securities to institute suit for enforcement after a payment date may not be amended without the consent of all holders of the trust’s preferred and common securities.

No amendment may be made to a trust declaration, if the amendment would:

•	cause the related Trust to be characterized as other than a grantor trust for United States federal income tax purposes;

•	reduce or otherwise adversely affect the powers of the related property trustee, unless approved by that property trustee; or

•	cause the related Trust to be deemed to be an “investment company” which is required to be registered under the Investment Company Act.

The holders of a majority in aggregate liquidation amount of the trust preferred securities of each Trust have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of the Trust; or

•	direct the exercise of any trust or power conferred upon such property trustee under that Trust’s trust declaration, including the right to direct the property trustee, as the holder of a series of debt securities, to

(1)	exercise the remedies available under any indenture involving the debt securities,

(2)	waive any event of default under any indenture that is waivable,

(3)	cancel an acceleration of the principal of the debt securities, or

(4)	consent to any amendment, modification or termination of the indenture where consent is required,

but if an event of default under any indenture has occurred and is continuing, then the holders of 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the principal of and interest on the debt securities immediately due and payable. If, however, any indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of debt securities (a “super-majority”), then the property trustee for the trust preferred securities related to that series of debt securities must get approval of the holders of the same super-majority in liquidation amount of the trust preferred securities. In addition, before taking any of the foregoing actions, except for directing the time, method and place of conducting any proceeding for any remedy available to the property trustee, the property trustee must obtain an opinion of counsel from a firm qualified to give such opinion stating that the action would not cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes.

The property trustee of a Trust will notify all trust preferred securities holders of the Trust of any notice of default received from the Trustee concerning the debt securities held by the Trust.

As described in each trust declaration, the regular trustee may hold a meeting to have trust preferred securities holders vote on a change or have them approve the change by written consent.

If a vote of trust preferred securities holders is taken or a consent is obtained, any trust preferred securities that are owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means that:

•	we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

•	any trust preferred securities owned by us, the regular trustees or any of our respective affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Information Concerning the Property Trustees

The property trustees will be unaffiliated with us. For matters relating to compliance with the Trust Indenture Act, the property trustee of each Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each property trustee, other than during the occurrence and continuance of an event of default under the trust declaration of the applicable Trust, undertakes to perform only those duties that are specifically stated in the applicable trust declaration and, upon an event of default under the trust declaration, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. In addition, a property trustee is under no obligation to exercise any of the powers given it by the applicable trust declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

Miscellaneous

The trustees of each Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

•	the Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act;

•	the Trust will be classified as a grantor trust for United States federal income tax purposes; and

•	the debt securities held by the Trust will be treated as indebtedness of Torchmark for United States federal income tax purposes.

The regular trustees of a Trust are authorized to take any legal action not inconsistent with the trust declaration that the regular trustees determine to be necessary or desirable in carrying out the activities of the Trust so long as the action does not adversely affect the interests of the holders of the trust preferred or trust common securities or vary the terms of the trust preferred securities.

Holders of trust preferred securities have no preemptive or similar rights.

A Trust may not borrow money, issue debt or pledge any of its assets.

The property trustee will promptly make distributions to the holders of the Trust’s preferred securities and common securities out of funds received by such Trust from holding our debt securities.

Governing Law

Each trust declaration and the related trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the Indentures described below.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“Senior Debt Securities”), our senior subordinated debt (“Senior Subordinated Debt Securities”), our subordinated debt (“Subordinated Debt Securities”) or our junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). Any Senior Debt Securities we offer will be issued under an Indenture dated February 1, 1987, between Torchmark, Bank One Trust Company, N.A. (ultimate successor trustee to Morgan Guaranty Trust Company of New York) and The Bank of New York Trust Company, N.A. (successor trustee to The Bank of New York) (as amended by the Supplemental Indenture dated December 14, 2001, the “Senior Indenture”). The Senior Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We have the authority to appoint separate trustees with respect to each series of Senior Debt Securities issued under the Senior Indenture.

The Senior Debt Securities will rank on an equal basis with all other unsecured debt of Torchmark except any subordinated indebtedness of Torchmark. In particular, the Senior Debt Securities will rank on an equal basis with our 6 1/4% Senior Notes Due 2006, our 8 1/4% Senior Debentures Due 2009, our 7 7/8% Notes Due 2023 and our 7 3/8% Notes due 2013.

Any Subordinated Securities we offer will be issued under a separate Junior Subordinated Indenture dated November 2, 2001, between Torchmark and The Bank of New York Trust Company, N.A. (as successor trustee to The Bank of New York) (the “Junior Indenture,” and together with the Senior Indenture, the “Indentures”). The Junior Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities. All capitalized terms not defined herein have the meanings specified in the Indentures.

General Terms of The Indentures

The debt securities will be unsecured general obligations of the Company. The Indentures do not limit the amount of debt securities that we may issue. The Indentures provide that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate.

We may issue the debt securities issued under the Indentures as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount” (“OID”) because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the designation, the aggregate principal amount and the authorized denominations;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•	the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, under which any debt securities will rank junior to any of our other debt;

•	if the amounts of payments of principal or interest are to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect to them;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us;

•	the trustee with respect to the securities of the series;

•	if issued in the form of one or more global securities, the depositary with respect to such global security or securities and the circumstances under which any such global security may be exchanged for securities registered in the name of a person other than the depositary; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including Senior Debt Securities. We will state in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior subordinated debt. We will state in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Junior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated and subordinated debt. We will state in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Limitations on Liens

Under the Senior Indenture, we will not, and will not permit any of our subsidiaries to incur any indebtedness which is secured by an encumbrance of any nature (a “Mortgage”) on the common stock of Liberty National, United American, Globe Life, United Investors, American Income or any other Significant Subsidiary (as such term is defined in Regulation S-X promulgated by the SEC) of ours (the “Designated Subsidiaries”), unless the Senior Debt Securities and, if we so elect, any other indebtedness of ours ranking at least on an equal basis with the Senior Debt Securities, shall be secured equally and ratably with, or prior to, such other secured indebtedness. We are not restricted, however, from incurring indebtedness for money borrowed secured as follows:

(1)	Mortgages securing indebtedness owed by a Designated Subsidiary to another Designated Subsidiary or to Torchmark;

(2)	pledges or deposits under workers’ compensation or other similar laws and liens of judgments thereunder that are not currently dischargeable;

(3)	good faith deposits in connection with leases to which we or any Designated Subsidiary is a party;

(4)	deposits to secure our public or statutory obligations;

(5)	deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters;

(6)	deposits in litigation or other proceedings;

(7)	Mortgages created by or resulting from any judgments or awards against us or the Designated Subsidiaries with respect to which we are in good faith prosecuting an appeal or other review proceedings, or Mortgages incurred by us or any Designated Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation to which we are a party; or

(8)	Mortgages for taxes or assessments, governmental charges or levies not yet due or delinquent, or which can be paid thereafter without penalty, or which are being contested in good faith by appropriate proceedings.

Limitations on Sales of Capital Stock of Certain Subsidiaries

Under the Senior Indenture, we are not permitted to issue, sell, transfer or dispose of (except to certain of our affiliates) any shares of capital stock of any Designated Subsidiary of ours unless the entire capital stock of such subsidiary is disposed of for consideration of cash or property, which, in the opinion of our Board of Directors, is at least equal to the fair value of such capital stock.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the Indentures. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under either of the Indentures, and no event which, after notice or lapse of time or both, would become an event of default under either of the Indentures, has happened and is continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the Indentures, we will be discharged from all our obligations under the debt securities and the Indentures except in limited circumstances.

Events of Default

The term “Event of Default,” when used in the Indentures, unless otherwise indicated, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments after the date payment is due and payable (and in the case of the Senior Indenture, 10 days after the date payment is due);

•	failure to perform other covenants or agreements for 60 days after notice is given that performance was required;

•	events in bankruptcy, insolvency or reorganization of Torchmark; or

•	a default under any other indebtedness of Torchmark if Torchmark fails to pay a principal amount due in excess of $10,000,000 or if a principal amount in excess of $10,000,000 is declared due prior to the date it would have otherwise been due (which, in the case of the Junior Indenture, continues for 30 days after notice thereof).

If an Event of Default involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an Event of Default involving bankruptcy, insolvency or reorganization of Torchmark occurs under the Junior Indenture, then the principal of all prior subordinated debt securities will be immediately due and payable.

We will be required to file annually with the trustee a certificate, signed by an officer of Torchmark, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indentures.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to transfer beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the Indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the Indentures.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither Torchmark, the trustee nor any other agent of Torchmark or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, or if an Event of Default involving any series of debt securities has occurred and is occurring, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, société anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under each of the Indentures as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“defeasance”). We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the Indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration (“covenant defeasance”). We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series and any mandatory sinking fund payments;

•	we deliver to the trustee an opinion of counsel from a law firm qualified to give such opinion to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities; and

•	in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date or, in the case of covenant defeasance under the Junior Indenture, on the 61st day after the deposit date.

Although we may discharge or decrease our obligations under the Indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indentures

The Indentures provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add any additional events of default under the Indentures;

•	cure any ambiguity or correct any inconsistency in the Indentures;

•	change or eliminate provisions of the Senior Indenture, provided such change or elimination will only become effective after all then current outstanding debt securities are no longer outstanding;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

Each of the Indentures also provides that we and the trustee may, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of debt securities of all series of Senior Debt Securities or a majority in aggregate principal amount of debt permitted of all series of Subordinated Securities, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the applicable indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of any debt security;

•	reduce the principal amount or premium, if any, or reduce the rate or extend the time of payment of interest on any debt security;

•	reduce the amount payable upon redemption;

•	change the currency in which the principal, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	modify the subordination provisions of the junior subordinated debt securities in a manner adverse to the holders thereof; or

•	reduce the percentage of debt securities of any series, the consent of whose holders is required for any modification of the Indentures or, waive compliance with or default under certain provisions of the Indentures.

Concerning the Trustee

The Bank of New York Trust Company, N.A. is the trustee under both Indentures. Torchmark may also maintain banking and other commercial relationships with The Bank of New York Trust Company, N.A. and its affiliates in the ordinary course of business. The Indentures contain certain limitations on the right of the trustee, should it become a creditor of Torchmark, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. A trustee under the Indentures will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Governing Law

The Indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

The following is a description of the material terms of the trust preferred securities guarantees. If we plan to issue a trust preferred securities guarantee in the future that differs from this description, we will file a prospectus supplement with the additional terms. You should also read the guarantees. We have filed the form of guarantees with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

We will execute a guarantee, which benefits the holders of trust preferred securities, at the time that a Trust issues those trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise stated in a prospectus supplement, The Bank of New York Trust Company, N.A. will act as indenture trustee under each guarantee for the purposes of compliance with the Trust Indenture Act. The trustee will hold each guarantee for the benefit of the holders of the preferred securities of the applicable Trust.

We will agree, as described in each guarantee, to pay in full to the holders of the trust preferred securities issued by the applicable Trust, the Guarantee Payments, when and as due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments (“Guarantee Payments”), if not previously paid by a Trust, will be covered by the applicable guarantee:

•	any accumulated and unpaid distributions required to be paid on the applicable trust preferred securities, if the Trust has funds available to make the payment;

•	the redemption price and all accumulated and unpaid distributions to the date of redemption, if the Trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution, winding up or termination of the Trust, other than in connection with a distribution of debt securities to holders of the applicable trust preferred securities or the redemption of all the trust preferred securities, the lesser of:

(1)	the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accumulated and unpaid distributions on the trust preferred securities to the date of payment, if the Trust has funds available to make the payment; and

(2)	the amount of assets of the Trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and termination of the Trust.

Our obligation to make a Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders.

No single document executed by us relating to the issuance of trust preferred securities will provide for a full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under any indenture and the applicable guarantee and trust declaration that has the effect of providing a full, irrevocable and unconditional guarantee of a Trust’s obligations under its trust preferred securities.

Status of The Trust Preferred Securities Guarantees

Each guarantee will constitute an unsecured obligation of Torchmark and will rank:

•	subordinate and junior in right of payment to all of our other liabilities, except those obligations made equal or junior to our obligations under a guarantee;

•	equal with the most senior preferred or preference stock now or hereafter issued by us, and with any guarantee now or hereafter issued by us in respect of any preferred or preference stock of any of our affiliates; and

•	senior to our common stock.

Each trust declaration will require that the holder of trust preferred securities accept the subordination provisions and other terms of the guarantee. Each guarantee will constitute a guarantee of payment and not of collection. In other words, the holder of the guaranteed security may sue us, or seek other remedies, to enforce its rights under the guarantee without first suing any other person or entity.

Termination of the Trust Preferred Securities Guarantee

A guarantee will terminate upon the earlier of:

•	the full payment of the redemption price of the trust preferred securities and all accumulated and unpaid distributions with respect thereto;

•	the distribution to the applicable holders of trust preferred securities of the corresponding series of debt securities under the appropriate trust declaration; or

•	the full payment of the amounts payable under the appropriate trust declaration upon liquidation of the Trust.

Each guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities issued by the applicable Trust must restore payment of any sums paid under such trust preferred securities or such guarantee.

Amendments and Assignment

Changes to the guarantee that do not adversely affect the rights of holders of trust preferred securities may be made without the consent of those holders. Otherwise, a guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities. A description of the way to obtain any approval is described under “Description of the Trust Preferred Securities—Voting Rights; Amendment of Declarations.” All guarantees and agreements contained in the guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

Trust Preferred Securities Guarantee Events of Default

An event of default under a guarantee occurs if we fail to make any of our required payments or perform our obligations under the guarantee.

The holders of at least a majority in aggregate liquidation amount of the trust preferred securities relating to each guarantee, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee relating to that guarantee or to direct the exercise of any Trust or power given to the trustee under the guarantee.

Information Concerning the Trust Preferred Guarantee Trustee

The trustee under a guarantee, will only perform the duties that are specifically described in the guarantee. The trustee will not be liable for any action taken or omitted in good faith and reasonably believed by it to be authorized or within its discretion under the guarantee. A trustee is under no obligation to exercise any of its powers as described in the applicable guarantee at the request of any holder of covered trust preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Miscellaneous

Torchmark will pay all fees and expenses related to:

•	the offering of the trust preferred securities and the junior subordinated debentures;

•	the organization, maintenance and dissolution of the Trusts;

•	the retention of the trustees; and

•	the enforcement by the property trustee of the rights of the holders of the trust preferred securities.

Governing Law

The guarantees will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE TRUST PREFERRED SECURITIES GUARANTEES AND THE SUBORDINATED DEBT SECURITIES HELD BY EACH TRUST

We will guarantee payments of distributions and redemption and liquidation payments due on each series of the trust preferred securities, if the applicable Trust has funds available for the payments, as described under “Description of the Trust Preferred Securities Guarantees.” No single document executed by us in connection with the issuance of any series of the trust preferred securities will provide for a full, irrevocable and unconditional guarantee of any trust preferred securities. It is only the combined operation of our obligations under the applicable guarantee, trust declaration and the indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under its trust preferred securities.

As long as we make payments of interest and other payments when due on the debt securities held by a Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by that Trust, primarily because:

•	the aggregate principal amount of the debt securities will be equal to the sum of the aggregate liquidation amount of the trust preferred and trust common securities;

•	the interest rate and interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	we will pay for any and all costs, expenses and liabilities of each Trust, except such Trust’s obligations under its trust preferred securities; and

•	each trust declaration provides that the related Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

If we do not make payments on the debt securities, the applicable Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of trust preferred securities under the Trust’s trust declaration if we make a payment to you in any legal action.

A holder of any trust preferred security may sue us, or seek other remedies, to enforce its rights under the guarantee without first suing the applicable trustee, the Trust that issued the trust preferred security or any other person or entity.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, to purchase debt securities, preferred stock, or any combination of these securities. Warrants may be issued by us independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into by us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which will be filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title and the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price or prices at which the warrants are exercisable;

•	the currency or currencies, including composite currencies, in which the warrants are exercisable;

•	the date or dates on which the right to exercise the warrants commence and expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent;

•	the periods during which and places at which such warrants are exercisable;

•	the exchanges, if any, on which such warrants may be listed;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock will not have any rights of holders of the preferred stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights, if any, of the preferred stock purchasable upon such exercise.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of preferred stock or depositary shares. The price per share of our preferred stock or depositary shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The applicable prospectus supplement will describe the terms of any stock purchase contract. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

We may issue units of securities consisting of two or more of the other securities described in this prospectus in any combination. The applicable prospectus supplement will describe the terms of any units and the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately. The units will be issued pursuant to unit agreements or other documents to be issued by us. You should read the particular terms of the unit agreement and/or other documents, which will be described in more detail in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Unless otherwise indicated in a prospectus supplement, certain matters of Delaware law relating to the validity of the trust preferred securities and the formation of the Trusts will be passed upon for the Trusts and us by Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware, special Delaware counsel to Torchmark and each Trust.

EXPERTS

The consolidated financial statements and the related financial statement schedules of Torchmark Corporation as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is traded on the New York Stock Exchange under the symbol “TMK” and on the International Stock Exchange in London, England under the symbol “TMK.” You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may find additional information about us at our web site at http://www.torchmarkcorp.com. The information on our web site is not part of this prospectus.

This prospectus is a part of the registration statement on Form S-3 that we and the Trusts have filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Torchmark, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to incorporate by reference information that we file with the SEC into this prospectus. This means we can disclose important information to you by referring you to other documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Torchmark’s Annual Report on Form 10-K for the year ended December 31, 2005;

(2)	Torchmark’s Current Reports on Form 8-K or 8-K/A filed by Torchmark on February 3, February 7, February 24, March 22, April 5 and April 13, 2006; and

(3)	All filings made by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations Department, Torchmark Corporation, 3700 South Stonebridge Drive, McKinney, Texas 75070 (telephone 972-569-4000).

We have not included or incorporated by reference in this prospectus any separate financial statements of the Trusts. We do not believe that these financial statements would provide holders of trust preferred securities with any important information for the following reasons:

•	The Trusts are subsidiaries of Torchmark, which files consolidated financial information under the Exchange Act;

•	The Trusts do not have any independent operations other than to issue preferred and common securities and to purchase and hold our debt securities;

•	The Trusts’ only material assets will be our debt securities when issued; and

•	The combined obligations of Torchmark under the debt securities, the Trust Preferred Securities Guarantees, the Declarations and the Indenture, as described in this prospectus, have the effect of providing a full, irrevocable and unconditional guarantee of the Trusts’ obligations under their trust preferred securities.

The Trusts are exempt from the SEC’s periodic reporting requirements for as long as Torchmark continues to file its financial statements with the SEC.

                 Trust Preferred Securities

Torchmark Capital Trust III

        % Trust Originated Preferred Securities® (TOPrS®)

(Liquidation Amount $25 per TOPrS)

Guaranteed to the Extent Described in this Prospectus Supplement and the Accompanying Prospectus, by

Merrill Lynch & Co.	UBS Investment Bank	Wachovia Securities

Morgan Keegan & Company, Inc.	SunTrust Robinson Humphrey	Wells Fargo Securities

                 , 2006

“Trust Originated Preferred Securities” and “TOPrS” are registered service marks of Merrill Lynch & Co., Inc.